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Exhibit 10.11

ASSET CONTRIBUTION AGREEMENT

BY AND AMONG

GLOBALSTAR, L.P.

NEW OPERATING GLOBALSTAR LLC

THERMO CAPITAL PARTNERS, L.L.C.

AND CERTAIN OF THEIR AFFILIATES

December 5, 2003

Section 11.9	Waiver	32
Section 11.10	Counterparts; Effectiveness	32
Section 11.11	Severability; Validity; Parties in Interest	32
Section 11.12	Enforcement of Agreement	32
Section 11.13	No Third-Party Beneficiaries	32
Section 11.14	Non-survival of Representations, Warranties and Agreements	32
Section 11.15	Public Announcements	33
Section 11.16	FCC Related Requirements of Law	33
Section 11.17	Utilization of Wind Down Funds	33
ARTICLE XII DEFINITIONS		33
Section 12.1	Defined Terms	33

LIST OF EXHIBITS

Exhibit 1.3(a)	—	Excluded Contracts
Exhibit 1.3(c)	—	Excluded Equity Interests
Exhibit 2.1(b)	—	GS Holdings LLC Agreement (Contribution Date)
Exhibit 2.1(d)	—	New Globalstar LLC Agreement (Contribution Date)
Exhibit 2.1(e)	—	Globalstar Leasing LLC Agreement (Contribution Date)
Exhibit 2.1(f)	—	Management Agreement
Exhibit 2.1(g)	—	Globalstar Lease Agreement
Exhibit 2.1(j)	—	Amended and Restated DIP Loan Agreement
Exhibit 2.2(b)	—	Agreement of Transfer
Exhibit 2.2(d)	—	New Globalstar LLC Agreement (Interest Acquisition Date)
Exhibit 2.2(e)	—	GS Holdings LLC Agreement (Interest Acquisition Date)
Exhibit 2.2(f)	—	Globalstar Leasing LLC Agreement (Interest Acquisition Date)
Exhibit 12	—	Wind Up Budget

ASSET CONTRIBUTION AGREEMENT

        This ASSET CONTRIBUTION AGREEMENT, dated as of December 5, 2003 (this "Agreement"), by and among Thermo Capital Partners, L.L.C., a Colorado limited liability company ("Thermo"), Globalstar Holdings LLC, a Delaware limited liability company ("GS Holdings"), New Operating Globalstar LLC, a Delaware limited liability company ("New Globalstar"), and Globalstar Leasing LLC, a Delaware limited liability company ("Globalstar Leasing") (collectively, the "Acquirors" and each individually, an "Acquiror"); Globalstar, L.P., a Delaware limited partnership ("Globalstar"), Globalstar Capital Corporation, a Delaware corporation, Globalstar Services Company, Inc., a Delaware corporation, Globalstar, L.L.C., a Delaware limited liability company, Globalstar Corporation, a Delaware corporation, and Globalstar Satellite Services, Inc., a Delaware corporation (collectively, the "Globalstar Entities" and, individually, each a "Globalstar Entity"); Globalstar USA, LLC, a Delaware limited liability company, and Globalstar Caribbean Ltd., an organization organized under the laws of the Cayman Islands (collectively, the "Licensees"); and, solely for purposes of Section 5.8, the Official Committee of Unsecured Creditors of Globalstar (the "Committee"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article XII.

        WHEREAS, the Globalstar Entities and their Subsidiaries are engaged in the business of operating a low earth orbit satellite communications system providing voice, data and ancillary telecommunications services;

        WHEREAS, Globalstar, Globalstar Capital Corporation, Globalstar Services Company, Inc., and Globalstar, L.L.C. (collectively, the "Debtors") have filed voluntary petitions (collectively, the "Petitions") for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), commencing Chapter 11 cases that are being jointly administered under the case styled In re Globalstar Capital Corporation, et al. (Case No. 02-10499 (PJW)) (collectively, the "Chapter 11 Case");

        WHEREAS, New Globalstar desires to obtain ownership, in the manner described in this Agreement, of substantially all of the assets of the Globalstar Entities, and thereafter to transfer certain of these assets to Globalstar Leasing;

        WHEREAS, the Globalstar Entities desire to contribute to New Globalstar (through GS Holdings) on or after the Contribution Date substantially all of the assets and properties of the Globalstar Entities (except for the assets and properties of Globalstar Corporation and Globalstar Satellite Services, Inc., certain of which shall be contributed to newly-formed limited liability companies, the equity of which shall be contributed to New Globalstar through GS Holdings), all on the terms and subject to the conditions set forth herein and in accordance with (a) in the case of the Debtors, Sections 105, 363, and 365 of the Bankruptcy Code and (b) the rules and policies of the FCC, in exchange for a 93.4% membership interest in GS Holdings and the assumption by New Globalstar of specified obligations and liabilities of the Globalstar Entities;

        WHEREAS, Thermo desires to contribute to New Globalstar on the Contribution Date $1,000,000 in exchange for an 8.77% membership interest in New Globalstar; and

        WHEREAS, New Globalstar desires to contribute certain of its assets to Globalstar Leasing on and after the Contribution Date in exchange for a 98% membership interest in Globalstar Leasing.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
CONTRIBUTION OF ASSETS

        Section 1.1    Contributions by Thermo.    On the terms and subject to the conditions set forth in this Agreement, on the Contribution Date, Thermo shall contribute (a) to GS Holdings, $700,000 in immediately available funds (the "Initial GS Holdings Contribution") in exchange for a 6.6%

membership interest in GS Holdings, as provided in the GS Holdings LLC Agreement; and (b) to New Globalstar, $1,000,000 in immediately available funds (the "Initial New Globalstar Contribution") in exchange for an 8.77% membership interest in New Globalstar, as provided in the New Globalstar LLC Agreement. Prior to the Contribution Date, Thermo shall have caused two of its Affiliates to contribute to Globalstar Leasing a total of $100,000 in immediately available funds (the "Initial Globalstar Leasing Contribution") in exchange for an aggregate 100% membership interest in Globalstar Leasing, which membership interest shall be reduced to an aggregate 2% membership interest following the transactions described in Section 2.1 hereof.

        Section 1.2    Contribution of Assets by the Globalstar Entities.    On the terms and subject to the conditions and limitations set forth in this Agreement (including, without limitation, Sections 1.6, 6.4 and 6.5), on the Contribution Date, after the transactions described in Section 2.1(h) are completed, each Globalstar Entity shall contribute, assign, transfer, convey, and deliver to GS Holdings, and GS Holdings shall acquire and accept from each Globalstar Entity, all of such Globalstar Entity's rights, title, and interests in and to its Assets, which rights, title and interests shall be (with respect to the Debtors only) free and clear of all Liens as provided by the Sale Order. The term "Assets" means, with respect to each Globalstar Entity, all assets and properties of such Globalstar Entity, wherever located (including in the possession of vendors or other third parties or elsewhere), whether tangible, intangible, absolute or contingent, of whatever nature, whether real, personal or mixed, whether now existing or hereafter acquired, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Globalstar Entity, and all contractual rights and claims of such Globalstar Entity relating to the foregoing, including, without limitation, those assets that are described below (but specifically excluding the Excluded Assets):

          (a)   all Gateway Assets, Handset Inventory and Satellites, and all other assets listed in the Globalstar Disclosure Schedule as contemplated by Section 3.15;

          (b)   all accounts receivable and claims or rights and causes of actions related thereto and the proceeds thereof;

          (c)   all copies of network or systems design specification materials and other printed or written materials in any form or medium relating to the Globalstar Entities' ownership or operation of the assets described in this Section 1.2 to the extent that the Globalstar Entities are not required by Law to retain them, and duplicates of any such materials that the Globalstar Entities are required by Law to retain;

          (d)   the exclusive right to the benefits of all contracts (including all customer contracts, whether or not executory), leases (including unexpired real property and equipment leases), subleases, licenses, permits, registrations, authorizations and agreements used in connection with the operation of the businesses of the Seller Entities, and any and all claims, rights of setoff or recoupment or causes of action arising under or in connection therewith (collectively, the "Contracts"), whether or not such Contracts arose prior to or after the commencement of the Chapter 11 Case;

          (e)   all rights under all warranties, representations, and guarantees made by suppliers, manufacturers, and contractors in connection with the assets described in this Section 1.2;

          (f)    all rights under any noncompetition, confidentiality, nondisclosure and similar agreements related to the assets described in this Section 1.2 or the Business Employees;

          (g)   all books and records of the Globalstar Entities that relate to the assets described in this Section 1.2 or the Transferred Employees or that are used in connection with the operation of the businesses of the Seller Entities, including, without limitation, data processing records, employment and personnel records, records relating to suppliers, supplier lists, cost information, vendor data, specifications and drawings, correspondence and lists, product literature, legal files related to the ordinary course operations of the business, artwork, design, development and manufacturing files, quality records, anomaly records, and other data; provided, however, the Globalstar Entities may retain copies of (x) all books and records included in the assets described in this Section 1.2 to the extent necessary or useful for the administration of the Chapter 11 Case or any other Action to which they are parties, the filing of any Tax Return or compliance with any applicable Laws and (y) all personnel files;

          (h)   to the extent not part of the Intellectual Property, all work telephone numbers and electronic mail addresses relating to the Transferred Employees and domain names related to the operating system software;

          (i)    to the extent not part of the Intellectual Property, all technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals related primarily to, or used or useful in connection with, the assets described in this Section 1.2, the satellite network or any operations support systems;

          (j)    all of the Globalstar Entities' rights under all Globalstar Governmental Licenses and Regulatory Approvals (provided, that such rights shall not be transferred unless and until all applicable Regulatory Approvals have been obtained);

          (k)   all rights to all Intellectual Property owned or used by the Globalstar Entities, including, without limitation, all right, title and interest in and to the name "Globalstar" and any variations thereof used in the Globalstar Entities business;

          (l)    all goodwill relating to the Globalstar Entities and the operation of the business of the Globalstar Entities; and

          (m)  all equity interests in Persons owned by the Globalstar Entities (including without limitation the Single Member LLCs), but excluding those equity interests referenced in Section 1.3(c) (and provided that the equity interests in the Licensees shall be transferred only if and when all applicable Regulatory Approvals have been obtained).

        The Assets will be contributed to GS Holdings by the Globalstar Entities in exchange for a 93.4% membership interest in GS Holdings, which membership interest shall be allocated among the Globalstar Entities as designated in writing by the Globalstar Entities, subject to the approval of the Acquirors (which approval will not be unreasonably withheld or delayed). On the Contribution Date, following the contribution of the Assets to GS Holdings described above, GS Holdings shall contribute, assign, transfer, convey, and deliver to New Globalstar, and New Globalstar shall acquire and accept from GS Holdings, all of GS Holdings' rights, title, and interests in and to the Assets.

        Section 1.3    Excluded Assets.    The following assets and properties are not included in the Assets and shall be retained by the Globalstar Entities (collectively, the "Excluded Assets"):

          (a)   all of the Globalstar Entities' contracts and agreements with QUALCOMM and its Affiliates, and all other executory contracts and unexpired leases listed on Exhibit 1.3(a);

          (b)   subject to Section 6.8, all causes of action arising under Chapter 5 of the Bankruptcy Code ("Avoidance Actions");

          (c)   all shares of capital stock or direct or indirect equity listed on Exhibit 1.3(c);

          (d)   all claims, rights of setoff or recoupment or causes of action arising under or in connection with any asset described in this Section 1.3 or Rejected Contract (but not including any such claims, rights or causes of action arising under a Rejected Contract after the Contribution Date but prior to the date on which rejection of such Rejected Contract is approved by the Bankruptcy Court);

          (e)   subject to Sections 2.2 and 6.8, all cash and cash equivalents (including all marketable securities, certificates of deposits and other investments), including retainers held by Bankruptcy Professionals (collectively, "Cash"); and

          (f)    Globalstar's rights to accounts receivable owed by Globalstar Canada Co. in an amount not to exceed $3 million.

        Section 1.4    Assumed Liabilities.    On the terms and subject to the conditions set forth in this Agreement, on the Contribution Date (except as described in Section 1.4(g)), GS Holdings shall assume and thereafter pay, perform, and discharge in accordance with their terms, the following obligations and liabilities of the Debtors (collectively, the "Assumed Liabilities"):

          (a)   all obligations under the DIP Loan (provided the Debtors shall remain jointly and severally liable for all obligations under the DIP Loan, as described in Section 5.10);

          (b)   except to the extent arising under Assumed Contracts or as covered by subsection (e) below, all trade accounts payable existing as of the Contribution Date which arose in the ordinary course of the Debtors' business post-petition and would be entitled to allowance as administrative expenses under Section 503(b)(1)(A) of the Bankruptcy Code (collectively, the "Assumed Trade Accounts");

          (c)   all accrued and unpaid employee severance obligations arising under the Globalstar Entities' employment policies currently in force for employees terminated by a Globalstar Entity with Thermo's prior written consent after November 17, 2003 (the "Employee Severance Plan");

          (d)   all accrued and unpaid amounts required to be paid under the existing employee retention plan approved by the Bankruptcy Court on May 21, 2002 (the "Employee Retention Plan");

          (e)   all accrued and unpaid fees and expenses of Bankruptcy Professionals, but only to the extent such fees and expenses are actually allowed by, or that are permitted to be paid pursuant to, an order of the Bankruptcy Court, including the order dated March 22, 2002 establishing procedures for interim compensation and reimbursement of expenses for the Bankruptcy Professionals;

          (f)    all accrued and unpaid obligations arising solely with respect to the Debtors' current and former employees who are participants under the Loral Pension Plan, but only if and to the extent that such obligations can be severed from the Loral Pension Plan and assumed by New Globalstar;

          (g)   (i) the obligations of the Globalstar Entities under Assumed Contracts that, by the terms of such Assumed Contracts, arise after the Interest Acquisition Date and relate to periods following the Interest Acquisition Date and are to be observed, paid, discharged, or performed, as the case may be, in each case, at any time after the Interest Acquisition Date; and (ii) all Allowed Cure Claims (subject to Section 6.5); provided, however, that the obligations described in this Section 1.4(g) shall not be assumed until the Interest Acquisition Date (if and when such date occurs). Following the Contribution Date, New Globalstar shall be responsible for and pay all obligations of the Globalstar Entities under the Assumed Contracts, and to the extent provided in Section 1.6, Rejected Contracts, that arise in the ordinary course of the Debtors' business after the Petition Date and relate to periods following the Petition Date and are to be observed, paid, discharged, or performed, as the case may be, in each case, at any time after the Petition Date, but only to the extent that such obligations would be entitled to allowance as administrative expenses under Section 503(b)(1)(A) of the Bankruptcy Code;

          (h)   any other liabilities, commitments or obligations that arose with respect to the Assets or the use thereof following the Petition Date in the ordinary course of business of the Globalstar Entities or pursuant to any order of the Bankruptcy Court; and

          (i)    the liabilities or obligations under the Jefferies Agreement with respect to the monthly retainer (not to exceed $5,000/month) and out-of-pocket expenses and accrued and unpaid professional fees for prior periods approved by the Bankruptcy Court.

        On the Contribution Date, following the assumption of Assumed Liabilities by GS Holdings described above, New Globalstar shall assume from GS Holdings and thereafter pay, perform, and discharge in accordance with their terms, the Assumed Liabilities.

        Section 1.5    Excluded Liabilities.    Notwithstanding anything to the contrary contained herein, except for the Assumed Liabilities, none of the Acquirors or their Affiliates shall assume, or in any way be liable or responsible for, any liabilities, commitments, or obligations, whether known or unknown, disclosed or undisclosed, absolute, contingent, inchoate, fixed or otherwise, of any of the Debtors (the "Excluded Liabilities"). Without limiting the generality of the foregoing, none of the Acquirors or their Affiliates shall assume, and the Debtors shall remain fully responsible for, the following liabilities, commitments, or obligations, whether known or unknown, disclosed or undisclosed, absolute, contingent, fixed or otherwise (all of which shall be Excluded Liabilities):

          (a)   any liabilities, commitments or obligations that arose with respect to the Debtors' business or Assets or the use thereof prior to the Petition Date including without limitation (i) any liabilities that result from, relate to or arise out of tort or other product liability claims, and (ii) any liability, commitment or obligation of, or required to be paid by, any of the Debtors for any Taxes of any kind arising prior to the Petition Date;

          (b)   except as provided in Section 1.6, any liability or obligation of any kind under any contract or agreement, written or oral, that is not an Assumed Contract, including the obligations arising under any Contract added to Exhibit 1.3(a);

          (c)   any liabilities, commitments or obligations that arose with respect to the Assets or the use thereof following the Petition Date other than in the ordinary course of business (or pursuant to an order of the Bankruptcy Court); and

          (d)   any liabilities or obligations under the Jefferies Agreement other than as specifically set forth in Section 1.4(i).

        Except for the Assumed Liabilities, none of the Acquirors or their Affiliates shall assume, and the Globalstar Entities shall retain and discharge when due, all other obligations and liabilities of the Globalstar Entities.

        Section 1.6    Assumption and Rejection of Contracts.    Between the date of this Agreement and the Interest Acquisition Date, Thermo, by written notice to Globalstar (a "Rejection Notice"), may add to Exhibit 1.3(a), and thereby request the Debtors to reject, any pre-Petition Date Contract to which any Debtor is a party (a "Rejected Contract"); provided that (a) there shall be no adjustment to the consideration received by the Debtors as a result thereof, and (b) New Globalstar shall remain responsible for any liability for goods and services provided under such Rejected Contract during the period commencing on the Petition Date and ending on the day an order is approved by the Bankruptcy Court rejecting the Rejected Contract, whether before or after the Interest Acquisition Date, but only to the extent that such liability arose in the ordinary course of the Debtors' business post-petition and would be entitled to allowance as an administrative expense under Section 503(b)(1)(A) of the Bankruptcy Code. If the Debtors consent to the rejection of a Rejected Contract identified in a Rejection Notice (which consent shall be deemed granted on the Interest Acquisition Date for all Rejected Contracts not previously consented to), the Debtors will use commercially reasonable efforts to seek an order of the Bankruptcy Court rejecting the Rejected Contract as soon as practicable after receipt of the related Rejection Notice; provided, however, that (x) the Debtors need not seek rejection prior to the next regularly scheduled omnibus hearing date in the Bankruptcy Case that is at least 23 calendar days after receipt of such Rejection Notice; (y) if the scheduling of a hearing to reject a Rejected Contract on the next regularly scheduled omnibus hearing date at least 23 calendar days from the Rejection Notice will result in a material liability to the Debtors, the Debtors will use commercially reasonable efforts to have the hearing to reject such Rejected Contract heard at the next regularly scheduled omnibus hearing date that is less than 23 calendar days from the receipt of the Rejection Notice or to have the order approving the rejection of such Rejected Contract provide that the rejection is to be effective prior to the hearing related thereto; and (z) if the Debtors do not consent to the rejection of a Rejected Contract, the Debtors will use commercially reasonable efforts to obtain an order rejecting such Rejected Contract conditioned upon the Interest Acquisition Date. Any Contract listed on Exhibit 1.3(a) (originally or by addition) shall cease to constitute an Assumed Contract for all purposes of this Agreement and any pre-Petition Date liability arising under such Contract shall be an Excluded Liability. On the Interest Acquisition Date, the Debtors will assign to New Globalstar, and New Globalstar will assume, any pre-Petition Date Contract, and subject to Section 6.4(b) any post-Petition Date Contract, that is not listed on Exhibit 1.3(a) as of the Interest Acquisition Date, and the liabilities arising under such contract shall constitute Assumed Liabilities. Upon request of Thermo and at Thermo's expense, the Debtors shall cooperate with and provide reasonable assistance to the Acquirors in their efforts to negotiate acceptable terms and conditions of adequate assurance of future payment or performance, and assumption or modification of any of the Assumed Contracts with the parties to such Contracts.

        Section 1.7    Assignment of Revenue and Expense of Licensees.    From and after the Contribution Date, each Licensee shall assign to New Globalstar all of its revenue arising on and after the Contribution Date and prior to the Interest Acquisition Date, and promptly pay to New Globalstar all funds received with respect thereto, and New Globalstar shall assume and pay when due all expenses of each Licensee arising on and after the Contribution Date and prior to the Interest Acquisition Date, all as provided in the Management Agreement.

ARTICLE II
STRUCTURE OF THE TRANSACTIONS

        Section 2.1    Contribution Date Transactions.    The following transactions (the "Contribution Date Transactions") shall take place at the offices of Jones Day, 222 E. 41st Street, New York, New York at 10:00 a.m. local time on the Business Day after all of the conditions set forth in Article VII (other than the conditions to be satisfied concurrently therewith) shall have been satisfied or waived (or such other time, date and place to which the Parties may agree in writing) (the date of the Contribution Date Transactions being referred to as the "Contribution Date"):

          (a)   Following the transactions described in subparagraph (h) below, the Globalstar Entities shall transfer (pursuant to Section 1.2) their respective Assets to GS Holdings in exchange for a 93.4% membership interest in GS Holdings and the assumption by GS Holdings of the Assumed Liabilities, and Thermo shall make the Initial GS Holdings Contribution to GS Holdings in exchange for a 6.6% membership interest in GS Holdings.

          (b)   Thermo and the Globalstar Entities which are members of GS Holdings shall enter into a Limited Liability Company Agreement for GS Holdings (the "GS Holdings LLC Agreement") in the form of Exhibit 2.1(b).

          (c)   GS Holdings shall contribute all of the Assets to New Globalstar and $500,000 in cash in exchange for a 91.23% membership interest in New Globalstar and the assumption by New Globalstar of the Assumed Liabilities, and Thermo shall make the Initial New Globalstar Contribution to New Globalstar in exchange for an 8.77% membership interest in New Globalstar.

          (d)   GS Holdings and Thermo shall enter into a Limited Liability Company Agreement (the "New Globalstar LLC Agreement") for New Globalstar in the form of Exhibit 2.1(d).

          (e)   New Globalstar and two Affiliates of Thermo shall enter into an Amended and Restated Limited Liability Company Agreement for Globalstar Leasing (the "Globalstar Leasing LLC Agreement") in the form of Exhibit 2.1(e), and, in connection therewith, New Globalstar shall contribute all of the Leased Assets to Globalstar Leasing in exchange for a 98% membership interest in Globalstar Leasing (such two Affiliates of Thermo having previously contributed the Initial Globalstar Leasing Contribution to Globalstar Leasing).

          (f)    The Acquirors, the Globalstar Entities and the Licensees shall enter into a Management Agreement (the "Management Agreement") in the form of Exhibit 2.1(f), providing for New Globalstar's management of the business and Assets of the Globalstar Entities and the Licensees following the Contribution Date.

          (g)   New Globalstar and Globalstar Leasing shall enter into a Lease Agreement (the "Globalstar Lease Agreement") in the form of Exhibit 2.1(g), providing for the lease of the Leased Assets by Globalstar Leasing to New Globalstar.

          (h)   Prior to the other transactions described above, Globalstar Corporation shall contribute all of its assets (other than its cash and cash equivalents and its shares of capital stock and other equity interests in Globalstar Satellite Services, Inc., Globalstar Caribbean Ltd. and Globalstar USA, LLC) to Globalstar C LLC, a Delaware limited liability company, in exchange for a 100% membership interest in Globalstar C LLC and the assumption by Globalstar C LLC of all of the liabilities of Globalstar Corporation arising on or prior to the Contribution Date (other than liabilities arising under this Agreement), and Globalstar Satellite Services, Inc. shall contribute all of its assets (other than its cash and cash equivalents and its partnership interests in Globalstar) to GSSI LLC, a Delaware limited liability company, in exchange for a 100% membership interest in GSSI LLC and the assumption by GSSI LLC of all of the liabilities of Globalstar Satellite Services, Inc. arising on or prior to the Contribution Date (other than liabilities arising under this Agreement). Globalstar C LLC and GSSI LLC are collectively referred to herein as the "Single Member LLCs."

          (i)    Thermo shall purchase from the DIP Lender all of the DIP Lenders' rights under the DIP Loan as described in Section 5.10.

          (j)    Thermo, the Debtors, GS Holdings, New Globalstar and Globalstar Leasing shall enter into an Amended and Restated DIP Loan Agreement in the form of Exhibit 2.1(j), and Thermo shall make the advance under the DIP Loan to the New Globalstar described in Section 5.11.

        Section 2.2    Interest Acquisition.    If and when the conditions set forth in Article VIII (other than the conditions to be satisfied concurrently therewith) have been satisfied or waived, the following transactions (the "Interest Acquisition") shall take place at the offices of Jones Day, 222 E. 41st Street, New York, New York at 10:00 a.m. local time on the Business Day immediately after all of such conditions have been satisfied, or such other time, date and place to which the Parties may agree in writing (the date of the Interest Acquisition being herein referred to as the "Interest Acquisition Date"):

          (a)   Thermo shall convert a portion of the amount outstanding under the DIP Loan into equity of New Globalstar as described in Section 5.13, and shall contribute or agree to contribute (within the time periods set forth in Section 5.14) to New Globalstar an additional amount of cash equal to $43 million less the sum of (i) the previous capital contributions made by Thermo to New Globalstar, (ii) $500,000 of the $700,000 contributed by Thermo to GS Holdings that was subsequently contributed by GS Holdings to New Globalstar, (iii) the $10 million paid to the DIP Lender as provided in Section 5.10 (a), and (iv) the principal amount of all advances made by Thermo under the DIP Loan on and after the Contribution Date. Following the transactions described in this Section 2.2(a) (and prior to the transactions described in Section 2.2(b)), Thermo shall own directly an 80.34% membership interest in New Globalstar;

          (b)   Thermo shall purchase from the Globalstar Entities a 92.4% membership interest in GS Holdings (with a 1% membership interest in GS Holdings to remain with the Globalstar Entities pursuant to Section 5.16), in exchange for the transfer to the Debtors of an 18.75% membership interest in New Globalstar and the release by Thermo of all obligations of the Globalstar Entities under the DIP Loan, pursuant to the terms of an Agreement of Transfer (the "Agreement of Transfer") in the form of Exhibit 2.2(b);

          (c)   New Globalstar and Globalstar Leasing shall assume the Assumed Contracts pursuant to one or more duly executed Assignment Agreements;

          (d)   GS Holdings, Thermo and the Globalstar Entities who are parties thereto will amend and restate the New Globalstar LLC Agreement in the form attached as Exhibit 2.2(d).

          (e)   Thermo and the Globalstar Entities who are parties thereto will amend and restate the GS Holdings LLC Agreement in the form attached as Exhibit 2.2(e).

          (f)    New Globalstar and Thermo will amend and restate the Globalstar Leasing LLC Agreement in the form attached as Exhibit 2.2(f).

          (g)   Prior to or contemporaneously with the transactions described in Section 2.2(b), the Globalstar Entities shall contribute all Cash then held by the Globalstar Entities (except for the Wind Up Funds) to GS Holdings, which shall immediately thereafter contribute all such Cash to New Globalstar. The contributions contemplated by this Section 2.2(g) shall not increase either the Globalstar Entities' equity ownership in GS Holdings or GS Holdings' equity ownership in New Globalstar.

          (h)   Prior to or contemporaneously with the transactions described in Section 2.2(b), the Globalstar Entities shall contribute 100% of the outstanding capital stock or other equity interests of the Licensees to GS Holdings, which shall immediately thereafter contribute all such capital stock or other equity interests to New Globalstar. The contributions contemplated by this Section 2.2(h) shall not increase either the Globalstar Entities' equity ownership in GS Holdings or GS Holdings' equity ownership in New Globalstar.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE GLOBALSTAR ENTITIES

        Except as otherwise disclosed to Thermo in the schedule delivered by the Globalstar Entities to Thermo by separate letter dated as of the date hereof and made a part hereof (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates) (the "Globalstar Disclosure Schedule"), each of the Globalstar Entities, jointly and severally, represents and warrants to Thermo as follows:

        Section 3.1    Existence; Authorization, Validity and Effect of Agreement.    Globalstar is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Globalstar that is a corporation is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; each Subsidiary of Globalstar that is a limited liability company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; and each Subsidiary of Globalstar that is a limited partnership is duly organized and validly existing under the laws of the jurisdiction of its formation. Each of Globalstar and its Subsidiaries (a) is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership, as applicable, in each jurisdiction in which its ownership of properties or the conduct of its business requires such qualification or licensing, except for failures to be so qualified or licensed that, individually or in the aggregate, would not have a Globalstar Material Adverse Effect, (b) has all requisite corporate, limited liability company or limited partnership, as applicable, power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and conduct its business as now or currently proposed to be conducted, (c) is in compliance with its certificate of incorporation, bylaws, certificate of formation of limited liability company, limited liability company agreement, certificate of limited partnership, partnership agreement or equivalent organizational documents, as applicable, (d) is in compliance with all Laws applicable to it or to which any of its properties are subject, except for such noncompliance as, individually or in the aggregate, would not have a Globalstar Material Adverse Effect, and (e) has made all necessary filings with, and has given all necessary notices to, the FCC to the extent required for ownership and use of the Globalstar FCC Licenses and to other Governmental Authorities to the extent required for ownership and use of other Globalstar Governmental Licenses, except for any failures to file or give such notice that, individually or in the aggregate, would not have a Globalstar Material Adverse Effect. Each Globalstar Entity has the requisite limited partnership, limited liability company or corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents contemplated hereby to be executed and delivered by it; this Agreement and the consummation by the Globalstar Entities of the Contemplated Transactions have been duly authorized by all requisite partnership, limited liability company or corporate action; and this Agreement has been duly and validly executed and delivered by each Globalstar Entity and (assuming this Agreement constitutes a valid and binding obligation of each of the Parties hereto) constitutes the valid and binding obligation of each Globalstar Entity, enforceable against each Globalstar Entity in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar Laws now or hereafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

        Section 3.2    Ownership of Subsidiaries.

          (a)   Globalstar does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person, other than the Subsidiaries of Globalstar. The Globalstar Disclosure Schedule lists the exact legal name of each Subsidiary of Globalstar, the jurisdiction of incorporation or formation of each Subsidiary of Globalstar, and the authorized (in the case of capital stock) and outstanding capital stock or other equity interests of each Subsidiary of Globalstar.

          (b)   All outstanding capital stock or other equity interests of each Subsidiary of Globalstar are owned directly or indirectly by Globalstar, free and clear of all Liens. All outstanding shares of capital stock owned by Globalstar of each Subsidiary of Globalstar that is a corporation have been validly issued and are fully paid and nonassessable. All limited liability company interests owned by Globalstar of each Subsidiary of Globalstar that is a limited liability company and all partnership interests owned by Globalstar of each Subsidiary of Globalstar that is a limited partnership have been validly issued and are fully paid (to the extent required as of the date of this Agreement). No shares of capital stock or other equity interests of any Subsidiary of Globalstar are subject to, nor have any been issued in violation of, preemptive or similar rights.

          (c)   There are not (and as of the Contribution Date there will not be) outstanding (i) any shares of capital stock or other equity securities of any Subsidiary of Globalstar, (ii) any securities of any Subsidiary of Globalstar convertible into or exchangeable for shares of capital stock or other equity securities of any Subsidiary of Globalstar, or (iii) any options or other rights to acquire from Globalstar or any of its Subsidiaries, or any obligation of Globalstar or any of its Subsidiaries to issue or sell, any shares of capital stock or other equity securities of any Subsidiary of Globalstar or any securities convertible into or exchangeable for such capital stock or equity securities.

          (d)   Neither Globalstar nor any of its Subsidiaries is a party to, and to the Knowledge of the Globalstar Entities, there is not, any agreement restricting the transfer or hypothecation of any capital stock or equity interests of any Subsidiary of Globalstar.

        Section 3.3    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by the Globalstar Entities do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Globalstar Entities will not, in each case, (i) conflict with or violate the certificate of limited partnership, partnership agreement, certificate of formation of limited liability company, limited liability company agreement, certificate of incorporation, bylaws or equivalent organizational documents of the Globalstar Entities or any of their respective Subsidiaries, as applicable (as they may be amended or adopted with the prior consent of Thermo pursuant to the Sale Order, as applicable), (ii) subject to the approval by the Federal Communications Commission (the "FCC"), conflict with or violate any Law or order, judgment, injunction or decree applicable to the Globalstar Entities or any of their respective Subsidiaries, or by which any property or asset of any Globalstar Entity or any of its respective Subsidiaries is bound or affected, or (iii) conflict with or violate or result in a breach or default under any contract, agreement or instrument binding upon the Globalstar Entities or any of their respective Subsidiaries (excluding contracts, agreements and instruments that have been or will be rejected in connection with the Chapter 11 Case), except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not have a Globalstar Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by the Globalstar Entities do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Globalstar Entities will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) the applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (B) the applicable notification requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (C) the applicable notification or approval requirements, if any, of the FCC, the United States Department of Defense (the "DoD"), the Department of Homeland Security (the "DHS"), the Federal Bureau of Investigation (the "FBI"), and the United States Department of Justice (the "DoJ") and (ii) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not, individually or in the aggregate, have a Globalstar Material Adverse Effect.

        Section 3.4    SEC Documents.    Globalstar has timely filed, and on the Interest Acquisition Date will have timely filed, all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 2002. All SEC Filings, as of their respective dates, (a) complied, or will comply, in all material respects with the applicable requirements of the Exchange Act and (b) did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation and warranty in the preceding sentence does not apply to (a) any misstatement or omission in (i) any SEC Filing filed prior to the date of this Agreement that was superseded by a subsequent SEC Filing filed prior to the date of this Agreement or (ii) any SEC Filing filed after the date of this Agreement that is superseded by a subsequent SEC Filing filed prior to the Contribution Date or (b) any financial forecasts or projections included in the SEC Filings. The consolidated financial statements of Globalstar included in the SEC Filings were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Globalstar and its Subsidiaries, as of the dates thereof (subject, in the case of any unaudited statements, to the absence of footnotes and to normal year-end audit adjustments). As of the time of the filing of any relevant SEC Filing, to the Knowledge of Globalstar and its Subsidiaries, the financial forecasts or projections included in such SEC Filing (as qualified and limited in the SEC Filing) were made by management of Globalstar in good faith and on a reasonable basis, except for any failure to make the financial forecasts or projections in good faith and on a reasonable basis that would not have a Globalstar Material Adverse Effect. No Subsidiary of Globalstar is currently required to file any periodic reports with the SEC under the Exchange Act.

        Section 3.5    No Changes.    Since the date of the last SEC Filing, through the date of this Agreement, except as otherwise provided in this Agreement or in connection with the Contemplated Transactions, (a) neither Globalstar nor any of its Subsidiaries has taken any action described in any of clauses (a) through (i) of the last sentence of Section 5.1, and (b) no Globalstar Material Adverse Effect has occurred.

        Section 3.6    Title to Assets.    At the Contribution Date, the Globalstar Entities will convey to GS Holdings title to the Assets (except as otherwise provided herein), free and clear of any Liens, other than Permitted Liens and Assumed Liabilities. Immediately after the Contribution Date, the Assets so conveyed and the assets of any Subsidiaries of Globalstar that become Subsidiaries of New Globalstar as a result of the transactions to be effectuated on the Contribution Date shall be free and clear of any Liens, other than Permitted Liens and Assumed Liabilities.

        Section 3.7    Globalstar FCC Licenses.    The Globalstar Disclosure Schedule lists all of the Globalstar FCC Licenses together with the owner of each Globalstar FCC License. No party other than the party designated on the Globalstar Disclosure Schedule (each a "Globalstar License Entity") has any right, claim or interest in or to any Globalstar FCC License. Each Globalstar FCC License has been validly issued and is validly held in the name of the applicable Globalstar License Entity, is in full force and effect and has been granted by final order of the FCC. Except for proceedings affecting the satellite services industry generally, there is not pending, nor to the knowledge of Globalstar, threatened against Globalstar or against any Globalstar FCC License, nor is Globalstar aware of any basis for, any application, action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Entity which questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any Globalstar FCC License, which seeks the imposition of any modification or amendment with respect thereto, or which would adversely affect the ability of New Globalstar to employ any Globalstar FCC License in its business after the Interest Acquisition Date or seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any Globalstar FCC License. Each Globalstar FCC License is unimpaired by any acts or omissions of the license holders. All material documents required to be filed at any time by each Globalstar License Entity with the FCC or other Governmental Entity pursuant to applicable Law with respect to each Globalstar FCC License has been filed or the time period for such filing has not lapsed. All such documents filed since the date that such Globalstar FCC License was issued or transferred to the Globalstar License Entity are correct in all material respects. No Globalstar FCC License is subject to any conditions other than those appearing on the face of such Globalstar FCC License and those imposed by applicable Law upon licenses or the industry generally. Each Globalstar License Entity complies and, since the filing of its initial application to acquire each Globalstar FCC License has complied, in all material respects with all applicable Laws, including (a) the rules, regulations and policies pertaining to eligibility to hold Licenses in general, and (b) the rules, regulations and policies governing p and restricting foreign ownership of radio licenses. Each Globalstar License Entity is in compliance with all terms and conditions of, and all its obligations under, each Globalstar FCC License.

        Section 3.8    Intellectual Property.

          (a)   To the Knowledge of each Globalstar Entity, each of the Globalstar Entities and their respective Subsidiaries owns or licenses or otherwise has the right to use all Intellectual Property that is necessary for the operation of their respective businesses and that the Globalstar Entities reasonably anticipate is likely to be used in their respective businesses or otherwise held by the Globalstar Entities and their respective Subsidiaries, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Globalstar Entities or any of their Subsidiaries, except where the failure to so own or license or otherwise obtain the right to use, individually or in the aggregate, would not have a Globalstar Material Adverse Effect or where any such infringement or conflict, individually or in the aggregate, would not have a Globalstar Material Adverse Effect. To the Knowledge of any Globalstar Entity, (i) no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, in the ordinary course of business by the Globalstar Entities or any of their Subsidiaries infringes upon or conflicts with any rights owned by any other Person, except where any such infringement or conflict, individually or in the aggregate, would not have a Globalstar Material Adverse Effect, and (ii) as of the date of this Agreement, no material claim or litigation regarding any of the foregoing is pending or threatened.

          (b)   No Globalstar Entity owns any material Trademarks, Patents or Copyrights or has any material Trademarks, Patents or Copyrights registered in, or the subject of pending applications in, the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof. The registrations for the Intellectual Property are valid and subsisting and in full force and effect to the extent they are necessary for the operation of the business of such Globalstar Entity and material to the assets, properties, condition (financial or otherwise), operations or prospects to the Globalstar Entities taken as a whole, except where the failure to maintain a valid and subsisting registration with respect to such collateral, individually or in the aggregate, would not reasonably be expected to have a Globalstar Material Adverse Effect. None of the material Patents or Copyrights necessary for the operation of the business of such Globalstar Entity in the reasonable business judgment of such Globalstar Entity have been abandoned or dedicated, except where such abandonment or dedication, individually or in the aggregate, would not reasonably be expected to have a Globalstar Material Adverse Effect.

        Section 3.9    No Brokers.    None of the Globalstar Entities or any of their Subsidiaries has entered into any contract, arrangement or understanding with any Person that may result in the obligation of the Globalstar Entities or any of their Subsidiaries, Acquirors or New Globalstar to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations incident to this Agreement or the consummation of the Contemplated Transactions, except that Globalstar has retained Jefferies & Company, Inc. ("Jefferies") as its financial advisor. The arrangements regarding such relationship have been described in the Globalstar Disclosure Schedule and a copy of the engagement letter relating thereto has been provided to Thermo prior to the date of this Agreement. None of the Acquirors shall have any liability to Jefferies arising from or relating to such retention.

        Section 3.10    Liabilities and Obligations of Certain Subsidiaries.    Except for such liabilities or obligations arising after the date of this Agreement that are not violative of Section 5.1 no Subsidiary of Globalstar that is not a Globalstar Entity has any liabilities or obligations (whether accrued or unaccrued, absolute or contingent, or due or to become due), individually or in the aggregate, in excess of $10,000 other than those incurred in the ordinary course of business consistent with past practices and, to the knowledge of the Globalstar Entities, there is no basis for any claim, suit or action against any Subsidiary of Globalstar that is not a Globalstar Entity for any such liability or obligation. Except for such contracts entered into after the date of this Agreement that are not violative of Section 5.1, no

Subsidiary of Globalstar that is not a Globalstar Entity is party to any contract other than contracts entered into the ordinary course of business consistent with past practices.

        Section 3.11    Scope of Globalstar Representations.    Except as and to the extent expressly set forth in this Agreement (together with the Globalstar Disclosure Schedule and the agreements and certificates contemplated hereby), no Globalstar Entity makes any representations or warranties whatsoever, and each Globalstar Entity disclaims all liability and responsibility for any representation, warranty or statement made or information communicated (whether such representation, warranty, statement or communication was made orally or in writing) to Investor.

        Section 3.12    Legal Proceedings.    There is no pending or, to the Knowledge of the Globalstar Entities, threatened Legal Proceeding:

          (a)   By or against Globalstar or any of its Subsidiaries that relates to or may affect the business of, or any of the assets owned or used by, Globalstar or any of its Subsidiaries (except where such pending or threatened Legal Proceeding would not have a Globalstar Material Adverse Effect); or

          (b)   That seeks to prevent, prohibit or make illegal or materially and adversely alter the Contemplated Transactions.

        Section 3.13    Labor Matters.    Neither Globalstar nor any of its Subsidiaries is a party to a collective bargaining agreement, and, to the Knowledge of the Globalstar Entities no labor unions or other organizations represent, purport to represent, or have attempted to represent, any employee of Globalstar or any of its Subsidiaries with respect to the employee's employment therewith.

        Section 3.14    Contracts.    Each Contract, the loss of which reasonably could be expected to have a Globalstar Material Adverse Effect (collectively, the "Material Contracts"), is in full force and effect, and no rights of Globalstar or any of its Subsidiaries under the Material Contracts have been assigned or otherwise transferred as security for any obligation of Globalstar or any of its Subsidiaries. The consummation of the Contemplated Transactions pursuant to the Sale Order will not create or constitute a default or an event of default under any of the Material Contracts which are Assumed Contracts.

        Section 3.15    Bring-Down of Bankruptcy Disclosure Schedules.    The Globalstar Disclosure Schedule sets forth information with respect to the Debtors that would have been required to be set forth on schedules B and G pursuant to section 521 of the Bankruptcy Code and the Official Bankruptcy Forms if the Debtors were to have commenced the Chapter 11 Case on the date specified in the Globalstar Disclosure Schedule rather than the date on which they were actually commenced, and, to the Knowledge of the Globalstar Entities, such information is true, correct and complete in all material respects. None of the Globalstar Entities owns any real property.

        Section 3.16    Restrictive Agreements.    Neither Globalstar nor any of its Subsidiaries is a party to any agreement that purports to restrict or prohibit such Person, directly or indirectly, from engaging in any business currently engaged in by Globalstar or any of its Subsidiaries.

        Section 3.17    Tangible Property.    Except for such matters that, individually or in the aggregate, would not be reasonably likely to have a Globalstar Material Adverse Effect, the equipment included in the Assets or owned by the Subsidiaries of Globalstar that will become Subsidiaries of GS Holdings as a result of the Contemplated Transactions is in good operating condition and repair (normal wear and tear excepted) and suitable for its use as used by Globalstar and its Subsidiaries in the operation of the business of Globalstar and its Subsidiaries as of the date hereof.

        Section 3.18    Globalstar Foreign Licenses.    Globalstar has made available to Thermo copies of the Globalstar Governmental Licenses (other than the Globalstar FCC Licenses) issued by Canada and France (the "Globalstar Foreign Licenses"). The Globalstar Foreign Licenses are valid and in full force and effect. There is not pending, nor to the Knowledge of any Globalstar Entity, threatened, against the holder of a Globalstar Foreign License, or against the Globalstar Foreign Licenses, any application, action, petition, objection or other pleading, or any proceeding with any Governmental Entity which questions or contests the validity of, or seeks the revocation, non-renewal or suspension of, any of the Globalstar Foreign Licenses, which seeks the imposition of any modification or amendment with respect thereto, or which adversely affects the ability of the holder of such Globalstar Foreign License to employ the Globalstar Foreign Licenses in its business or seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any Globalstar Foreign License.

        Section 3.19    Employee Plans.    The Globalstar Entities have delivered to Thermo true and correct copies of the Employee Severance Plan, the Employee Retention Plan and the Loral Pension Plan as each is in effect as of the date hereof (together with, in the case of the Employee Severance Plan and the Employee Retention Plan only, a list of the obligations under each such Plan as of a recent date). As of the Contribution Date, the Globalstar Entities shall have no liabilities under the Employee Severance Plan, the Employee Retention Plan or the Loral Pension Plan that are due and unpaid.

        Section 3.20    Certain Liabilities.    The Debtors' pre-petition liabilities and obligations which are secured by Liens on Assets that are not discharged or released by the Sale Order do not exceed $100,000 in the aggregate.

        Section 3.21    Additional Intellectual Property Representations.    Following the consummation of the Contemplated Transactions, New Globalstar and/or Globalstar Leasing will own or license or otherwise have the right to use all Intellectual Property that is necessary for the operation of the business of Globalstar and its Subsidiaries as presently conducted, without infringement upon or conflict with the rights of any other Person with respect thereto, except where the failure to so own or license or otherwise obtain the right to use, individually or in the aggregate, would not have a Globalstar Material Adverse Effect or where any such infringement or conflict, individually or in the aggregate, would not have a Globalstar Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRORS

        Except as otherwise disclosed to the Globalstar Entities by separate letter dated as of the date hereof and made a part hereof (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates) (the "Acquiror Disclosure Schedule"), the Acquirors, jointly and severally, represent and warrant to each of the Globalstar Entities as follows:

        Section 4.1    Organization.    Each Acquiror is duly organized, validly existing and in good standing under the Laws of the state of its organization.

        Section 4.2    Authority Relative to this Agreement.    Each Acquiror has the limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by each Acquiror and the consummation by it of the Contemplated Transactions have been duly authorized by all requisite limited liability company actions. This Agreement has been duly and validly executed and delivered by each Acquiror, and (assuming this Agreement constitutes a valid and binding obligation of each of the other Parties hereto) constitutes a valid and binding agreement of each Acquiror, enforceable against each Acquiror in accordance with its terms.

        Section 4.3    No Violations.    Assuming approval of the Bankruptcy Court and receipt of the other Governmental Requirements, the execution, delivery and performance of this Agreement will not (a) violate any provision of the organizational instruments of any Acquiror, (b) violate any Contract of any Acquiror except where such violation would not result in a Acquiror Material Adverse Effect, or

(c) violate or conflict with any statute, rule, regulation, ordinance, judgment, decree or decision applicable to any Acquiror, or any of its properties or assets or any other material restriction of any kind or character to which any Acquiror or (solely in the case of Thermo) any of its Affiliates is subject that would prohibit or make unlawful the Contemplated Transactions.

        Section 4.4    Consents and Approvals.    No consent, approval, or authorization of, or declaration, filing, notice to, or registration with, any Governmental Entity is required to be made or obtained by any Acquiror in connection with the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, except for (a) the Governmental Requirements, (b) those that become applicable solely as a result of the specific regulatory status of Globalstar or any of its Subsidiaries, or (c) where the failure to make, file, give or obtain any of them would not prohibit or make unlawful the consummation of the Contemplated Transactions.

        Section 4.5    Brokers.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from any Globalstar Entity in connection with the Contemplated Transactions based upon arrangements made by or on behalf any Acquiror.

        Section 4.6    Financing.    As of the date hereof Thermo has, and on the Contribution Date and the Interest Acquisition Date it will have, access to sufficient funds to deliver the Initial Thermo Contributions to GS Holdings and New Globalstar on the Contribution Date, to make the initial contribution to Globalstar Leasing on the Contribution Date, to purchase the DIP Loan pursuant to Section 5.10, to purchase the membership interests in GS Holdings from the Globalstar Entities on the Interest Acquisition Date and to consummate the Contemplated Transactions, including without limitation to fund GS Holdings and New Globalstar with at least $43 million (including amounts paid in cash to purchase the DIP Loan and amounts advanced under the DIP Loan by Thermo on or after the Contribution Date). THERMO REPRESENTS AND WARRANTS TO EACH GLOBALSTAR ENTITY THAT THERE IS NO FINANCING CONTINGENCY OR CONDITION WITH RESPECT TO ITS OBLIGATIONS TO PROCEED WITH SUCH CONTRIBUTIONS, THE INTEREST ACQUISITION, AND THE CONTEMPLATED TRANSACTIONS.

        Section 4.7    Investor Sophistication; Etc.    Thermo is a sophisticated investor and has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of the Contemplated Transactions. Thermo was not organized for the specific purpose of engaging in the Contemplated Transactions.

        Section 4.8    Forecasts and Projections.    Thermo acknowledges that any forecasts or projections included in any SEC Filing are not to be viewed as facts and that actual results achieved by the Globalstar Entities or New Globalstar during the period or periods covered by any such forecasts or projections may vary materially from those contained in such forecasts or projections. Without limiting the generality of Section 3.11 or the immediately preceding sentence, Thermo acknowledges that none of the Globalstar Entities or any of their respective directors, officers, stockholders, managers, members, partners, employees, agents or representatives has made any representation or warranty concerning any future revenues, costs, expenditures, cash flows, results of operations, financial condition or prospects of the Globalstar Entities or New Globalstar.

        Section 4.9    Interim Operations of GS Holdings, New Globalstar and Globalstar Leasing.    Each of GS Holdings, New Globalstar and Globalstar Leasing has been formed solely for the purpose of engaging in the Contemplated Transactions and, until the Interest Acquisition Date, will not engage in any business activity or operations other than the business and operations of the Globalstar Entities as currently conducted and currently proposed to be conducted, or incur any liability or obligation other than in connection with such business and operations or the Contemplated Transactions.

        Section 4.10    Scope of the Acquirors' Representations.    Except as and to the extent expressly set forth in this Agreement (together with the exhibits, schedules, agreements and certificates contemplated hereby), the Acquirors make no representations or warranties whatsoever, and disclaim all liability and responsibility for any representation, warranty or statement made or information communicated (whether such representation, warranty, statement or communication was made orally or in writing) to the Globalstar Entities.

ARTICLE V
COVENANTS

        Section 5.1    Conduct by the Globalstar Entities Pending the Interest Acquisition Date.    To the extent provided by the Management Agreement, from the Contribution Date to the Interest Acquisition Date, New Globalstar shall have full power and authority to manage the operation of the business of the Globalstar Entities and the Assets on behalf of the Globalstar Entities, subject to the ultimate control of the Globalstar Entities as set forth in the Management Agreement. Furthermore, in addition to the obligations and restrictions of the Management Agreement, during such period, other than as directed by Thermo, none of the Globalstar Entities shall (i) reject any executory contract or unexpired lease except those listed on Exhibit 1.3(a) on or after the date hereof; (ii) alter or terminate relationships with third parties that would be reasonably likely to have a Globalstar Material Adverse Effect; or (iii) except as otherwise expressly contemplated under this Agreement or the Management Agreement, take any action reasonably likely to have a Globalstar Material Adverse Effect. In furtherance and not in limitation of the foregoing, from the date hereof until the Interest Acquisition Date, except as specifically provided in this Agreement, none of the Globalstar Entities shall:

          (a)   adopt or propose any change in its certificate of incorporation or bylaws or similar organizational instrument, except a change that would not have any adverse effect on the Contemplated Transactions or terminate its corporate, partnership or limited liability company existence;

          (b)   sell, lease, license, surrender, relinquish, encumber, or dispose of any Assets or compromise any account receivable other than in the ordinary course of business;

          (c)   terminate, amend, modify, waive any rights with respect to, or supplement the terms of any Assumed Liability or any Contract not listed on Exhibit 1.3(a) other than in the ordinary course of business;

          (d)   cease their operations or turn off all or any part of their satellite telecommunications systems except in connection with normal operating procedures to maintain or repair such systems;

          (e)   communicate with any of its customers, vendors or suppliers except in the ordinary course of business or as required by Law or, if such communication is outside the ordinary course of business or not required by Law, after giving New Globalstar an opportunity to review and comment on such communication;

          (f)    take any action (other than entering into this Agreement and effectuating the Contemplated Transactions) that would cause an Event of Default under the DIP Loan;

          (g)   amend or change any term or provision of the Employee Severance Plan, the Employee Pension Plan, or the Loral Pension Plan (except, with respect to the Loral Pension Plan only, amendments between the Contribution Date and the Interest Acquisition Date that relate solely to the severing of obligations relating to employees of the Globalstar Entities);

          (h)   incur any liability outside the ordinary course of business; or

          (i)    agree or commit to do any of the foregoing.

Provided, however, that the foregoing prohibitions shall not apply to any action taken by a Globalstar Entity at the direction of Thermo or New Globalstar pursuant to this Agreement or the Management Agreement. The Globalstar Entities shall take all commercially reasonable, necessary and appropriate actions (other than the payment of cure amounts) to maintain in full force and effect all Contracts not listed on Exhibit 1.3(a) in accordance with their terms. Thermo and its employees, agents, and contractors shall have no liability for any action or inaction taken pursuant to this Section 5.1, except for willful misconduct, fraud or breach of this Agreement. The Parties acknowledge their intent that, on and after the Contribution Date, the Assets and the operation of the business currently conducted by the Globalstar Entities be operated by and within GS Holdings, New Globalstar and Globalstar Leasing.

        Section 5.2    Access and Information.    Each Globalstar Entity shall afford to Thermo and its financial advisors, legal counsel, accountants, consultants, funding sources, and other authorized representatives reasonable access during normal business hours and without material disruption to the business or operations of the Globalstar Entities throughout the period prior to the Interest Acquisition Date, to all books, documents, records, properties, plants, and personnel of the Globalstar Entities, and all other information as Thermo reasonably may request in furtherance of the Contemplated Transactions. Except to the extent caused by the negligence, willful misconduct, fraud or breach of this Agreement by the Globalstar Entities or any of their respective employees, agents, or contractors, Thermo shall indemnify, defend, and hold harmless the Globalstar Entities from and against any and all claims asserted against or incurred by the Globalstar Entities arising out of any act or failure to act of Thermo or its employees, agents, or contractors in connection with any inspection by Thermo or access to the offices, assets (including the Assets) and properties of the Globalstar Entities. Without limiting the generality of the foregoing, Thermo shall comply with the terms and conditions of the Confidentiality Agreement with Globalstar dated February 10, 2003 in its handling of such information.

        Section 5.3    Filings; Other Action.    (a) The Parties shall comply with the Laws that are applicable to any of the Contemplated Transactions and pursuant to which government notification or approval of the Contemplated Transactions is necessary. The Parties shall cooperate with each other and use all commercially reasonable efforts to provide information required for this purpose and to promptly file with the appropriate Governmental Authorities all notifications, and applications seeking all approvals, required to consummate the Contemplated Transactions. The Parties shall use all commercially reasonable efforts to resolve any objections, if any, as may be asserted by any Governmental Entity with respect to the Contemplated Transactions. In connection with the foregoing, each Party shall promptly provide the other Parties with copies of all correspondence, filings, or communications (or memoranda setting forth the substance thereof) between such Party or any of its representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to all filings and submissions required hereunder.

        (b)   Without limiting the generality or effect of Section 5.3(a), (i) the Parties shall, as soon as practicable, file any required notifications or applications, if any, with the FCC, DoD, DHS, FBI and DoJ and (ii) the Parties shall use all commercially reasonable efforts to respond as promptly as practicable to all inquiries received from any such Governmental Entity for additional information or documentation. Each of the Parties hereto agrees that, except as otherwise expressly contemplated by this Agreement, it shall not take any action that would reasonably be expected to materially adversely affect or materially delay the Interest Acquisition or the ability of any of the Parties hereto to satisfy any of the conditions to the Interest Acquisition or to consummate the Contemplated Transactions.

        Section 5.4    Bankruptcy Actions.    The Parties shall use their commercially reasonable efforts to obtain entry of any additional orders or approvals by the Bankruptcy Court that any of Parties reasonably deems necessary and appropriate to effectuate the Contemplated Transactions and preserve the benefit of the bargain of those transactions for each Party.

        Section 5.5    Tax Returns and Filings; Payment of Taxes.    The Parties shall cooperate with respect to Tax matters. The Globalstar Entities shall provide the Acquirors with such Tax information and copies of such Tax Returns (in each case, relating to the Assets or the operation of the business of the Globalstar Entities and including, without limitation, the consolidated federal income tax return for 2001 and 2002) as either of them may reasonably request, reasonably promptly after such request.

        Section 5.6    Certain Prohibitions.    Except to the extent necessary to comply with the requirements of applicable Laws or Bankruptcy Court orders, from the Contribution Date to the Interest Acquisition Date, no Party will take, or agree or commit to take any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Article VII or Article VIII not being satisfied.

        Section 5.7    Employment Matters.

          (a)   From time to time from the Contribution Date to the Interest Acquisition Date, New Globalstar (as directed by Thermo) may notify the Globalstar Entities of the names of any employees engaged in the operation of the business of the Globalstar Entities (the "Business Employees") that New Globalstar wishes to hire (a "Retainee Notice"). From and after the receipt of a Retainee Notice, each Globalstar Entity shall use its commercially reasonable efforts to retain each employee that is listed on the Retainee Notice through the earlier of the Interest Acquisition Date and the date such Person is hired by New Globalstar. Each of New Globalstar and Thermo acknowledges and agrees that the Globalstar Entities retain the right to terminate or otherwise alter the terms of employment of all Business Employees other than those whose names are contained in a Retainee Notice; provided that the Globalstar Entities shall not terminate (other than for cause) any employee covered by the Employee Severance Plan without Thermo's prior written consent. The Globalstar Entities have heretofore delivered to New Globalstar and Thermo a written list (the "Employee List") which sets forth (x) the names of each Business Employee employed by the respective Seller Entity and describes the relevant details of each Business Employee's employment with such Seller Entity, including the Business Employee's position, brief job description, work location, annual base salary or wage rate, any unused paid vacation, personal or sick leave, most recent annual bonus, and commencement date of employment, as well as each such Business Employee's current employment status (e.g., active, leave of absence, short term disability), and (y) the amount each Business Employee shall receive (i) under the Employee Severance Plan or such Seller Entity's other employment policies currently in force in the event such Business Employee's employment with such Seller Entity is terminated other than for cause, and (ii) under the Employee Retention Plan and any other "stay bonus" or similar program, if any.

          The Employee List shall be updated during regular intervals between the date hereof and the Interest Acquisition Date, and the Globalstar Entities shall provide a final Employee List to New Globalstar and Thermo on the Interest Acquisition Date.

          (b)   From and after the Contribution Date, the Globalstar Entities shall permit New Globalstar and Thermo to communicate orally or in writing with the Business Employees who are on a Retainee Notice regarding its plans, operations, business, customer relations, and general personnel matters. New Globalstar may offer employment to, and hire, Business Employees whose names appear on a Retainee Notice, all such hires to be effective as of the Interest Acquisition Date. For purposes of this Agreement, a Business Employee who is hired by New Globalstar shall be referred to as a "Transferred Employee."

          (c)   Except as specifically provided in this Agreement and the Management Agreement, the Globalstar Entities shall retain the responsibility for all liabilities relating to compensation earned by a Business Employee for the provision of services to the Globalstar Entities on or before the date such Employee becomes a Transferred Employee, excluding amounts due under the Employee Severance Plan, the Employee Retention Plan, and the Loral Pension Plan.

          (d)   New Globalstar shall recognize all accrued, but unused, paid vacation leave earned by a Transferred Employee under a vacation policy of a Globalstar Entity for purposes of New Globalstar's vacation policy to the extent that such earned or paid vacation leave is described in the Employee List. New Globalstar shall make commercially reasonable efforts to ensure that the deductibles, co-payments, and out-of-pocket costs paid during the plan year in which the Interest Acquisition occurs by a Transferred Employee under a compensation or benefit plan which provides accident or healthcare coverage shall be credited against any deductibles, co-payments, and out-of-pocket costs required to be paid under an accident or healthcare plan made available to the Transferred Employee by New Globalstar.

          (e)   No provision of this Section 5.7 shall create any rights in any individual who is not a Party, including any employee, former employee or Business Employee (including any beneficiary or dependent thereof) of any Globalstar Entity or of any of their Affiliates. Further, this Section 5.7 shall not create any right to continued employment or service (or resumed employment or service) with the Globalstar Entities or their Affiliates, New Globalstar or Thermo, or their Affiliates with respect to any employee, independent contractor or consultant, and no provision of this Section 5.7 shall create any rights in any Person with respect to any benefits that may be provided, directly or indirectly, under any compensation or benefit plan or any plan or arrangement that may be established by New Globalstar or any of its Affiliates. No provision of this Agreement shall constitute a limitation on New Globalstar's or any of its Affiliates' rights to amend, modify or terminate after the Interest Acquisition Date any plans or arrangements sponsored or maintained by New Globalstar or any of its Affiliates.

        Section 5.8    Non-Solicitation/Non-Disclosure.    From the Contribution Date until the termination of this Agreement in accordance with Article IX (the "Non-Solicitation Period"), the Globalstar Entities and the Committee shall not solicit, enter into or agree to enter into any transaction involving the purchase or sale of any equity in or material assets of the Seller Entities, GS Holdings, New Globalstar or Globalstar Leasing; provided, however, that the Debtors may file this Agreement and any document contemplated hereby (the "Transaction Documents") with the SEC, as an exhibit to a current report on Form 8-K. During the Non-Solicitation Period, neither the Debtors nor the Committee shall provide any party with any confidential information relating to any Seller Entity or any business operated by any Seller Entity other than in the ordinary course of business without the prior written consent of Thermo. If any Person contacts the Debtors or the Committee with a written indication of interest or offer to purchase any equity in or assets of the Seller Entities, GS Holdings, New Globalstar or Globalstar Leasing, then the Debtors or the Committee, as the case may be, shall promptly give to Thermo written notice of the terms and conditions of any proposal made by such Person.

        Section 5.9    Additional Matters.    Subject to the terms and conditions herein provided, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the Contemplated Transactions, including using commercially reasonable efforts to cooperate with each other in good faith to obtain all necessary waivers, consents, authorizations and approvals in connection with the Governmental Requirements and to effect all necessary registrations and filings.

        Section 5.10    Purchase of DIP Loan by Thermo; Amendment to DIP Loan.

          (a)   On the Contribution Date, Thermo shall purchase from the DIP Lender all of the DIP Lender's rights and obligations under the DIP Loan, on terms acceptable to Thermo and the DIP Lender. The terms of such purchase shall include a cash payment by Thermo of $10 million (subject to adjustment as provided in the Sale Order) plus accrued interest at the non-default rate, and the issuance by Thermo or an Affiliate of a promissory note for $10 million (subject to adjustment as provided in the Sale Order) (the "Thermo Note"). The Thermo Note shall bear interest at a rate of 12% per annum, with interest payable monthly in arrears and principal and accrued and unpaid interest due and payable on the first anniversary of the Contribution Date.

          (b)   The Thermo Note shall be secured by an irrevocable letter of credit obtained by Thermo and issued by a financial institution acceptable to the DIP Lender. When Thermo is required to pay the principal of the Thermo Note, New Globalstar shall pay in full to Thermo all then outstanding principal and interest under the DIP Loan, in accordance with terms of the DIP Loan. If at such time, New Globalstar requires additional funds to pay such principal and interest, Thermo shall make an additional equity investment in New Globalstar in an amount necessary to provide such funds (not to exceed the principal amount of the Thermo Note plus interest accrued thereon). Any such investment shall be subject to the preemptive rights described in the New Globalstar LLC Agreement (as amended and restated on the Interest Acquisition Date), and such investment shall not be credited towards Thermo's obligations set forth in Section 5.14.

          (c)   On the Contribution Date, following the purchase of the DIP Loan by Thermo, Thermo, GS Holdings, New Globalstar, Globalstar Leasing, and the Debtors and certain of their Subsidiaries shall amend and restate the DIP Loan in the form of Exhibit 2.1(j), which amendment and restatement shall provide for, among other things, (i) the ability for Thermo to make advances as contemplated by Section 5.11, and (ii) the joint and several liability of the Debtors and New Globalstar for all obligations under the DIP Loan.

        Section 5.11    Funding of the Operations Pending the Interest Acquisition Date.    Between the Contribution Date and the Interest Acquisition Date, Thermo shall provide the necessary funding to New Globalstar to continue its operations and to perform its obligations under the Management Agreement, and to the Debtors to administer the Chapter 11 Case, in each case pursuant to a budget to be agreed upon among Thermo, the Debtors and the Committee prior to the Contribution Date (the "Interim Budget") and subject to the limitations set forth in this Agreement, the Management Agreement and the DIP Loan. The Interim Budget shall provide for, among other things, the payment of all Assumed Liabilities when due. All funding under this Section 5.11 shall be provided through advances to the New Globalstar pursuant to the terms of the DIP Loan and payments by New Globalstar to the Debtors pursuant to the terms of the Management Agreement. On the Contribution Date, Thermo shall advance not less than $1.5 million under the DIP Loan. The aggregate amount of cash contributed to New Globalstar by Thermo and GS Holdings and funds advanced by Thermo to New Globalstar under the DIP Loan on the Contribution Date shall be not less than $3 million.

        Section 5.12    Preservation of Cash by Debtors.    Between the Contribution Date and the Interest Acquisition Date, the Debtors shall preserve all and not disburse any of their Cash on hand as of the Contribution Date or any Cash received after the Contribution Date other than in the ordinary course of business or as authorized by order of the Bankruptcy Court. New Globalstar and the Debtors shall cooperate to arrange for the payment or settlement of the accounts receivable described in Section 1.3(f), with the first $3 million in collections on such accounts receivable to be paid to Globalstar pursuant to Section 1.3(f), in such manner as not to adversely affect the operations of Globalstar Canada Co.

        Section 5.13    Conversion of DIP Loan into Equity.    On the Interest Acquisition Date, Thermo shall convert all amounts outstanding under the DIP Loan into equity of New Globalstar, except for the lesser of (i) the principal amount of the Thermo Note and (ii) the balance owed under the DIP Loan by New Globalstar. At such time, Thermo shall release the Debtors from all obligations under the DIP Loan, and all liens on the Debtors' and New Globalstar's assets associated with the DIP Loan shall be released.

        Section 5.14    Obligation of Thermo to Fund New Globalstar.    During the period commencing with the Contribution Date and ending on the second anniversary of the Interest Acquisition Date, Thermo shall fund New Globalstar, directly or indirectly, with not less than $43 million in cash in the aggregate (with not less than $25 million of such cash to be provided on or before the 160th day following the Interest Acquisition Date, not less than $30 million of such cash to be provided on or before the first anniversary of the Interest Acquisition Date, and not less than $35 million of such cash to be provided on or before the date which is 18 months following the Interest Acquisition Date). Cash provided by Thermo and its Affiliates from all sources shall be credited towards this $43 million obligation, including amounts paid in cash to purchase the DIP Loan as described in Section 5.10(a), amounts advanced by Thermo pursuant to the DIP Loan, and except as provided in the next sentence, amounts contributed by Thermo to GS Holdings and New Globalstar. Cash invested by Thermo or its Affiliates in (a) Globalstar Leasing, (b) GS Holdings to the extent required for the business and operations of GS Holdings and therefore not subsequently contributed to New Globalstar during the two-year period described above or (c) New Globalstar as contemplated by Section 5.10(b) shall not be credited towards this $43 million obligation (or the $25 million obligation). Except for the equity interests expressly provided for in this Agreement or in the New Globalstar LLC Agreement (as amended and restated on the Interest Acquisition Date), Thermo will not receive, directly or indirectly, any equity in the exchange for funding credited towards this $43 million obligation.

        Section 5.15    Change of Corporate Names.    Each of the Globalstar Entities shall take all necessary action and provide all necessary consents and approvals to New Globalstar, and shall cause all of their Subsidiaries to do the same, for New Globalstar to change its legal name to a name acceptable to Thermo on the Interest Acquisition Date. The Globalstar Entities shall cease using the name "Globalstar" or any derivation thereof on the Interest Acquisition Date or as promptly as practical thereafter consistent with the approval of the Plan and the administration of the Chapter 11 Case.

        Section 5.16    Treatment of Debtors' Membership Interest in GS Holdings.    After the Interest Acquisition Date, the 1% membership interest in GS Holdings retained by the Debtors shall be held by New Globalstar, as the Debtors' disbursing agent, for the benefit of the Debtors, and shall not be distributed to the Debtors' creditors in connection with the Plan except as provided in the following sentence. If a sale of such 1% membership interest occurs, the disbursing agent shall pay the proceeds of such sale as provided in the Plan.

ARTICLE VI
ADDITIONAL POST-INTEREST ACQUISITION DATE COVENANTS

        Section 6.1    Further Assurances.    In addition to the provisions of this Agreement, prior to the Interest Acquisition Date and from time to time thereafter, the Parties hereto shall use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer, or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Assets to New Globalstar, the assumption of the Assumed Liabilities by New Globalstar, and the other Contemplated Transactions.

        Section 6.2    Books and Records; Personnel.    For a period ending upon the later of (x) the seventh (7th) anniversary of the Interest Acquisition Date (or such later date as may be required by any Governmental Entity, Law, or ongoing Legal Proceeding) and (y) the closure of the Chapter 11 Case:

          (a)   Unless New Globalstar shall have first given sixty (60) days' prior written notice to the Globalstar Entities, New Globalstar shall not dispose of or destroy any of the business records and files contained in the Assets other than in connection with a sale or other disposition of the Assets or any portion thereof. If New Globalstar wishes to dispose of or destroy such records and files prior to that time, it shall first give sixty (60) days' prior written notice to the Globalstar Entities and the Globalstar Entities shall have the right, at their option and expense, upon prior written notice to New Globalstar within such sixty (60)-day period, to take possession of the records and files within ninety (90) days after the date of the notice from the Globalstar Entities. After that time, New Globalstar may dispose of or destroy any such records at its discretion.

          (b)   New Globalstar shall allow the Globalstar Entities and any of their directors, officers, employees, legal counsel, financial advisors, representatives, accountants, professionals, auditors and other agents and any successors thereto (collectively, the "Globalstar Representatives") access to all business records and files of any of the Globalstar Entities that are transferred by the Globalstar Entities to New Globalstar in connection herewith that are reasonably required by such Person in the administration of the Chapter 11 Case or in anticipation of, or preparation for, any existing or future Legal Proceeding involving a Globalstar Entity, Tax Return preparation, litigation, or any liability that is not an Assumed Liability, during regular business hours and upon reasonable notice at New Globalstar's principal place of business or at any location where such records are stored, and the Globalstar Representatives shall have the right, at their expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of New Globalstar's business or operations.

        Section 6.3    Employee Withholding.    The Globalstar Entities agree that, pursuant to the "Alternate Procedure" (provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399), with respect to filing and furnishing IRS Forms W-2, W-3, W-4, W-5, and 941, (a) the Globalstar Entities shall report on a "predecessor-successor" basis (as set forth therein), (b) the Globalstar Entities shall be relieved from furnishing Forms W-2 to any of the Transferred Employees, and (c) New Globalstar shall assume the obligations of the Globalstar Entities to furnish such Forms W-2 to any such Transferred Employees for the year in which the Interest Acquisition occurs; provided that, in each case, the Globalstar Entities shall cooperate with New Globalstar in such transition procedures by supplying New Globalstar with all relevant wage and withholding information in respect of periods prior to the Interest Acquisition on a timely basis.

        Section 6.4    Deferred Assets; Regulatory Approvals; Assumed Contracts.

          (a)   Subject to the Management Agreement, from the Contribution Date until all Regulatory Approvals have been obtained, (i) the Globalstar Entities shall retain, and shall cause the Licensees to retain, on New Globalstar's behalf and for the exclusive benefit of New Globalstar such of the Governmental Licenses and other Assets, the transfer of which requires Regulatory Approvals that have not been obtained (including without limitation the equity securities of the Licensees) (the "Deferred Assets") until transferred to New Globalstar; (ii) New Globalstar shall pay to, or for the benefit of, the Globalstar Entities all reasonable costs and expenses incurred by the Globalstar Entities to maintain such Deferred Assets until the date such Regulatory Approvals are obtained and such Deferred Assets are transferred to New Globalstar; (iii) New Globalstar shall indemnify and hold the Globalstar Entities harmless from and against all liabilities, claims and damages incurred or asserted as a result of the Globalstar Entities' direct or indirect ownership, management or operation of the Deferred Assets pursuant to this Section 6.4, including the amount of any Taxes or filing fees imposed upon or incurred by the Globalstar Entities as a result thereof but excluding any liabilities, claims or damages caused by negligence or malfeasance of any of the Globalstar Entities or any of the Globalstar Representatives, and (iv) the Globalstar Entities shall provide New Globalstar with copies of any notice from or correspondence with any Governmental Entity with respect the Deferred Assets. The Globalstar Entities shall use their commercially reasonable efforts to continue to cooperate with New Globalstar in its efforts to obtain all Regulatory Approvals; provided, however, that nothing herein shall require the Globalstar Entities to maintain such Deferred Assets upon any termination of corporate or limited liability existence of such Globalstar Entity occurring after December 31, 2004. Following the receipt of all necessary Regulatory Approvals, but not earlier than the Interest Acquisition Date, the Globalstar Entities promptly shall transfer the Deferred Assets to GS Holdings, which shall immediately thereafter transfer them to New Globalstar. The Globalstar Entities shall not receive any additional equity in GS Holdings or New Globalstar in exchange for such transfers.

          (b)   To the extent that any Assumed Contract cannot be assigned to and assumed by New Globalstar on the Interest Acquisition Date because, notwithstanding the Sale Order, an approval, consent or waiver of a third party is required for such assignment and assumption (a "Required Consent") and has not been obtained, then (i) such Assumed Contract shall not be assigned and assumed pursuant to Section 1.6 until the receipt of such Required Consent, (ii) the Globalstar Entities shall, at New Globalstar's expense, enter into such agreements and arrangements as reasonably requested by New Globalstar to provide to it the economic benefit (taking into account tax costs and benefits) and operational equivalent of the assignment and assumption of such Assumed Contract until such Required Consent is received, and (iii) the Parties shall use commercially reasonable efforts to obtain all Required Consents as soon as practicable (provided the Globalstar Entities shall not be required to incur any costs or expenses in connection therewith which are not reimbursed by Thermo or New Globalstar).

        Section 6.5    Cure Claims.    On or prior to the later of (i) the Interest Acquisition Date, or (ii) five (5) Business Days after entry of an order of the Bankruptcy Court authorizing the assumption of any Assumed Contract (the "Assumption Order Date") and allowing a cure claim for such Assumed Contract pursuant to Section 365(b) of the Bankruptcy Code, whether by an agreement among the Parties or following litigation (the "Allowed Cure Claim"), New Globalstar shall pay to, or for the benefit of, the Globalstar Entities the Allowed Cure Claim in immediately available funds.

        Section 6.6    RESERVED.

        Section 6.7    Debtors' Plan.    The Debtors shall use commercially reasonable efforts to file and seek confirmation as soon as practicable of a chapter 11 plan (the "Plan") satisfactory to Thermo, pursuant to which the membership interests in New Globalstar and GS Holdings held by the Debtors shall be distributed to the Debtors' creditors eligible for recovery under such Plan. The Plan will provide that such distribution is made in accordance with Section 1145 of the Bankruptcy Code and that the Debtors shall be liquidated and dissolved promptly after the Plan Effective Date. The Plan shall also provide for the Equity Purchase Option described in the Amended and Restated New Globalstar LLC Agreement attached as Exhibit 2.2(d) and such Equity Purchase Option shall be effected under the Plan in accordance with Section 1145 of the Bankruptcy Code. Thermo's approval of the Plan shall not be unreasonably withheld or delayed.

        Section 6.8    Contribution of Avoidance Actions and Wind Up Funds.    On the effective date of the Debtors' Plan (the "Plan Effective Date"), the Debtors shall contribute to GS Holdings, which shall immediately thereafter contribute to New Globalstar, (a) all Cash then held by the Debtors, except for any Cash necessary to consummate the Plan (including payment of administrative and other claims) and to perform the ministerial functions of closing the Chapter 11 Case; and (b) all Avoidance Actions held by the Debtors on such date. These contributions shall not result in the issuance of any additional equity to the Debtors. From and after the Plan Effective Date, New Globalstar will provide reasonable assistance to the Debtors in connection with the administration of the Chapter 11 Case or any liquidation or other winding up of the Debtors at no charge; without limiting the generality of the foregoing, New Globalstar will permit its employees to spend such portion of their time as may be reasonably necessary to direct and oversee the administration of the Chapter 11 Case or any liquidation or other winding up of the Debtors, and New Globalstar shall serve as disbursing agent for such liquidation and winding up of the Debtors.

        Section 6.9    Right to Participate in First Public Offering.    Thermo will use commercially reasonable efforts to provide that all shareholders of record of Globalstar Telecommunications Limited, a Bermuda corporation, as of the Plan Effective Date have the opportunity to acquire securities in the first underwritten public offering of equity securities, if any, made by New Globalstar (or any successor corporation) on or before the third anniversary of the Interest Acquisition Date at the price such securities are offered to the public and in such amounts as New Globalstar determines to be appropriate after consultation with the managing underwriter or underwriters for such offering, provided that so doing will not result in any additional material expense to New Globalstar, have an adverse effect on the success of such offering or result in any material delay of the completion of such offering. This Section 6.9 shall automatically terminate if Globalstar Telecommunications Limited dissolves or take any other action adverse to the Debtors (as determined by the Debtors in their sole discretion) prior to the Plan Effective Date without the prior written consent of the Debtors and Thermo.

ARTICLE VII
CONDITIONS PRECEDENT TO CONTRIBUTION

        Section 7.1    Conditions Precedent to Obligations of All Parties.    The respective obligations of each Party hereto to effect the Contribution Date Transactions shall be subject to the satisfaction at or prior to the Contribution Date of the following conditions:

          (a)   no statute, rule, regulation, executive order, decree, decision, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any United States federal or state court or Governmental Entity that prohibits, restrains, enjoins, or restricts the consummation of the Contemplated Transactions that has not been withdrawn or terminated;

          (b)   no Action shall have been commenced by or before any Governmental Entity or arbitral body against any Acquiror or any Globalstar Entity, seeking to prevent, prohibit or make illegal or materially and adversely alter the Contemplated Transactions or which would reasonably be expected to have a Globalstar Material Adverse Effect; provided, however, that the provisions of this Section 7.1(b) may not be asserted by any Party that has, directly or indirectly, solicited or encouraged any such Action; provided, however, that as long as the Sale Order contains a finding pursuant to Section 363(m) of the Bankruptcy Code that Thermo has acted in good faith in connection with the Contemplated Transactions, the provisions of this Section 7.1(b) may not be asserted in connection with any appeal of the Sale Order in which no stay has been granted by the Bankruptcy Court; and

          (c)   the Sale Order shall be in full force and effect.

        Section 7.2    Conditions Precedent to Obligations of the Globalstar Entities.    The obligations of the Globalstar Entities to effect the Contribution Date Transactions shall be subject to the satisfaction at or prior to the Contribution Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by the Globalstar Entities, unless such a waiver is prohibited by Law):

          (a)   (i) each Acquiror shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Contribution Date, (ii) the representations and warranties of the Acquirors contained in this Agreement (taken as a whole) shall be true and correct in all material respects as of the date of this Agreement and as of the Contribution Date as if made at and as of such dates, or, in the case of representations and warranties made as of a specific date, as if made at and as of such date, and (iii) the Globalstar

  Entities shall have received a certificate signed by an officer of each of Acquiror as to the satisfaction of the conditions set forth in clauses (i) and (ii);

          (b)   Thermo shall have purchased the DIP Lender's rights under the DIP Loan as contemplated by Section 5.10, and shall have made the initial advance under the DIP Loan as contemplated by Section 5.11; and

          (c)   there shall not have occurred an Acquiror Material Adverse Effect from the date of this Agreement to the Contribution Date.

        Section 7.3    Conditions Precedent to Obligations of the Acquirors.    The obligations of Acquirors to effect the Contribution Date Transactions shall be subject to the satisfaction at or prior to the Contribution Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Thermo, unless such a waiver is prohibited by Law):

          (a)   (i) each Globalstar Entity shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Contribution Date, (ii) the representations and warranties of the Globalstar Entities contained in this Agreement (taken as a whole) shall be true and correct in all material respects as of the date of this Agreement and as of the Contribution Date as if made at and as of such dates, or, in the case of representations and warranties made as of a specific date, as if made at and as of such date, and (iii) and Thermo shall have received a certificate signed by an officer of each of the Globalstar Entities as to the satisfaction of the conditions set forth in clauses (i) and (ii);

          (b)   there shall not have occurred any Globalstar Material Adverse Effect since the date of this Agreement; and

          (c)   Thermo shall have received from the Debtors satisfactory evidence that immediately following the distribution of membership interests in New Globalstar to the Debtors' creditors pursuant to the Plan, New Globalstar will have less than 500 "holders of record" of its equity securities as such term is defined under the Exchange Act (assuming that the membership interests purchased by Thermo pursuant to this Agreement are held by one holder of record, and no other equity securities of New Globalstar have been issued other than as contemplated herein and to QUALCOMM (which is also assumed to be one holder of record)).

ARTICLE VIII
CONDITIONS PRECEDENT TO INTEREST ACQUISITION

        Section 8.1    Conditions Precedent to Obligations of All Parties.    The respective obligations of each Party hereto to effect the Interest Acquisition shall be subject to the satisfaction at or prior to the Interest Acquisition Date of the following conditions:

          (a)   any waiting period applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated, and no Action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of Contemplated Transactions, which Action shall not have been withdrawn or terminated;

          (b)   no statute, rule, regulation, executive order, decree, decision, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any United States federal or state court or Governmental Entity that prohibits, restrains, enjoins, or restricts the consummation of the Contemplated Transactions that has not been withdrawn or terminated;

          (c)   no Action shall have been commenced by or before any Governmental Entity or arbitral body against any Acquiror or any Globalstar Entity, seeking to prevent, prohibit or make illegal or materially and adversely alter the Contemplated Transactions; provided, however, that the provisions of this Section 8.1(c) may not be asserted by any Party hereto that has, directly or indirectly, solicited or encouraged any such Action; provided, however, that as long as the Sale Order contains a finding pursuant to Section 363(m) of the Bankruptcy Code that Thermo have acted in good faith in connection with the Contemplated Transactions, the provisions of this Section 8.1(c) may not be asserted in connection with any appeal of the Sale Order in which no stay has been granted by the Bankruptcy Court;

          (d)   the Sale Order shall be in full force and effect; and

          (e)   each of GS Holdings, New Globalstar and Globalstar Leasing shall have received all Regulatory Approvals set forth on Section 3.3 of the Globalstar Disclosure Schedule, and the FCC shall have consented to the transfer to New Globalstar of (i) the Big Leo License or (ii) all of the equity securities of L/Q Licensee, Inc.

        Section 8.2    Conditions Precedent to Obligations of the Globalstar Entities.    The obligations of the Globalstar Entities to effect the Interest Acquisition shall be subject to the satisfaction at or prior to the Interest Acquisition Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by the Globalstar Entities, unless such a waiver is prohibited by Law):

          (a)   (i) each Acquiror shall have performed in all material respects all covenants required to be performed by it under this Agreement or the Management Agreement at or prior to the Interest Acquisition Date, (ii) the representations and warranties of the Acquirors contained in this Agreement (taken as a whole) shall be true and correct in all material respects as of the date of this Agreement and as of the Interest Acquisition Date as if made at and as of such dates, or, in the case of representations and warranties made as of a specific date, as if made at and as of such date, and (iii) the Globalstar Entities shall have received a certificate signed by an officer of each Acquiror as to the satisfaction of the conditions set forth in clauses (i) and (ii);

          (b)   there shall not have occurred an Acquiror Material Adverse Effect from the date of this Agreement to the Interest Acquisition Date; and

          (c)   QUALCOMM on the one hand, and the Debtors and the Committee on the other hand, shall have entered into a mutual release in form and substance satisfactory to the Debtors and the Committee.

        Section 8.3    Conditions Precedent to Obligations of the Acquirors.    The obligations of the Acquirors to effect the Interest Acquisition shall be subject to the satisfaction at or prior to the Interest Acquisition Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Thermo, unless such a waiver is prohibited by Law):

          (a)   (i) each Globalstar Entity shall have performed in all material respects all covenants required to be performed by it under this Agreement or the Management Agreement at or prior to the Interest Acquisition Date, (ii) the representations and warranties of the Globalstar Entities contained in this Agreement (taken as a whole) shall be true and correct in all material respects as of the date of this Agreement and as of the Interest Acquisition Date as if made at and as of such dates, or, in the case of representations and warranties made as of a specific date, as if made at and as of such date, and (iii) and Thermo shall have received a certificate signed by an officer of each of the Globalstar Entities as to the satisfaction of the conditions set forth in clauses (i) and (ii);

          (b)   there shall not have been any Globalstar Material Adverse Effect from the date of this Agreement to the Interest Acquisition Date; and

          (c)   Thermo shall have received satisfactory evidence that immediately following the distribution of membership interests in New Globalstar to the Debtors' creditors pursuant to the Plan, New Globalstar will have less than 500 "holders of record" of its equity securities as such term is defined under the Exchange Act (assuming that the membership interests purchased by Thermo pursuant to this Agreement are held by one holder of record, and no other equity securities of New Globalstar have been issued other than as contemplated herein and to QUALCOMM (which is also assumed to be one holder of record)).

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

        Section 9.1    Termination by Mutual Consent.    This Agreement may be terminated at any time prior to the Interest Acquisition Date by mutual written agreement of the Parties hereto.

        Section 9.2    Termination by Any Party.    This Agreement may be terminated at any time prior to the Interest Acquisition Date by any Party hereto if (a) a United States federal or state court of competent jurisdiction or United States federal or state Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions and either (i) thirty (30) days shall have elapsed from the issuance of such order, decree or ruling or other action and such order, decree or ruling or other action has not been removed or (ii) such order, decree, ruling or other action shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.2(a) shall have used commercially reasonable efforts to remove such injunction, order or decree; or (b) the Interest Acquisition Date shall not have occurred on or before June 30, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party hereto whose failure to fulfill any obligation under this Agreement shall have been the cause of the failure of the Interest Acquisition Date to have occurred on or prior to such date.

        Section 9.3    Termination by the Globalstar Entities or the Committee.    (a) This Agreement may be terminated at any time prior to the Interest Acquisition Date by the Globalstar Entities if (i) there has been a breach by any Acquiror of any representation or warranty contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2 and which breach is not curable, or if curable, is not cured within thirty (30) days after written notice of such breach is given by the Globalstar Entities to Thermo; (ii) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of any Acquiror, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2 and which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Globalstar Entities to Thermo; or (iii) there shall have been an Acquiror Material Adverse Effect since the date of this Agreement.

        (b)   This Agreement may be terminated at any time prior to the Interest Acquisition Date by either the Globalstar Entities or the Committee if all of the following shall not have occurred by December 30, 2003: (i) the Contribution Date; and (ii) the initial funding by Thermo under the DIP Loan as described in Section 5.11.

        Section 9.4    Termination by Thermo.    This Agreement may be terminated at any time prior to the Interest Acquisition Date by Thermo if (a) there has been a breach by any Globalstar Entity of any representation or warranty contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.3 and which breach is not curable, or if curable, is not cured within thirty (30) days after notice of such breach is given by Thermo to the Globalstar Entities; (b) there has been a breach of any of the covenants or agreements set forth in this Agreement or the Management Agreement on the part of any Globalstar Entity, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.3 and which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Thermo to the Globalstar Entities; (c) either GS Holdings, New Globalstar or Globalstar Leasing shall have received (despite the exercise of commercially reasonable efforts by the Acquirors) a final determination from an applicable Governmental Entity denying one or more of the Regulatory Approvals contemplated by Section 8.3(b); (d) there shall have been a Globalstar Material Adverse Effect since the date of this Agreement; or (e) an Event of Default under the DIP Loan shall have occurred after the Contribution Date.

        Section 9.5    Effect of Termination and Abandonment.

          (a)   Termination of this Agreement pursuant to any of Sections 9.2, 9.4 or 9.4 shall be effected by written notice by the terminating Party to the other Parties hereto. In the event of termination of this Agreement pursuant to this Article IX, this Agreement, except for the provisions of this Section 9.5 and Sections 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.9, 11.10 and 11.13, will become null and void and have no further force or effect, without any liability on the part of any Party; provided, however, that nothing in this Article IX will relieve any Party of liability for any breach of this Agreement occurring prior to that termination.

          (b)   Upon any termination of this Agreement prior to the Interest Acquisition Date (other than pursuant to Section 9.3(a)), the Globalstar Entities shall reimburse Thermo for all legal, accounting and other documented out-of-pocket or third-party expenses (excluding financial advisory fees, if any) incurred in connection with this Agreement or the Contemplated Transactions (the "Expense Reimbursement"); provided, however, that the Globalstar Entities shall not be obligated to pay any portion of the Expense Reimbursement out of the Wind Down Funds (as defined in the DIP Loan).

          (c)   In addition, if this Agreement is terminated for any reason (other than pursuant to Section 9.3(a)) and the Globalstar Entities later seek Bankruptcy Court approval of any transaction involving a sale of the Globalstar Entities' business as a going concern in a transaction that the Bankruptcy Court determines is a higher and better offer than the Contemplated Transactions, promptly after such determination the Globalstar Entities shall pay to Thermo a break-up fee of $1,900,000 (the "Break-Up Fee").

          (d)   Promptly following any termination of this Agreement, all filings, applications, and other submissions made pursuant to the Contemplated Transactions shall, to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made.

ARTICLE X
DELIVERIES

        Section 10.1    The Globalstar Entities' Contribution Date Deliveries.    In addition to the other things required to be done hereby, on the Contribution Date, the Globalstar Entities shall deliver, or cause to be delivered, to Thermo the following:

          (a)   duly executed bills of sale, assignment and assumptions agreements and other transfer documents, in customary form mutually agreeable to the Parties hereto, to effectuate the transfer of the Assets and the assumption of the Assumed Liabilities pursuant to Section 2.1;

          (b)   a duly executed GS Holdings LLC Agreement signed by each Globalstar Entity;

          (c)   a duly executed Management Agreement signed by the Globalstar Entities and the Licensees;

          (d)   an affidavit, in form and substance reasonably acceptable to Thermo, of an officer of each of the Globalstar Entities, sworn to under penalty of perjury, setting forth each such Globalstar's Entity name, address and federal tax identification number and stating that none of such Globalstar Entities is a "foreign" person (within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder);

          (e)   a copy of any resolutions of the Management Committee or Board of Directors of each Globalstar Entity, or similar enabling document, authorizing the execution, delivery, and performance hereof by the Globalstar Entities, and a certificate of its secretary or assistant secretary, dated as of the Contribution Date, that such resolutions were duly adopted and are in full force and effect; and

          (f)    a duly executed Amended and Restated DIP Loan Agreement signed by the Debtors and their Subsidiaries which are parties thereto.

        Section 10.2    The Globalstar Entities Deliveries at Interest Acquisition.    In addition to the other things required to be done hereby at the Interest Acquisition, the Globalstar Entities shall deliver, or cause to be delivered, to Thermo the following:

          (a)   a certificate dated the Interest Acquisition Date and validly executed on behalf of the Globalstar Entities to the effect that the conditions set forth in Section 8.3(a) have been satisfied;

          (b)   assignments of lease (the "Lease Assignments"), dated as of the Interest Acquisition Date, with respect to each Assumed Contract that is a lease, in form reasonably acceptable to Thermo (and in recordable form if required by Thermo);

          (c)   duly executed Assignment Agreements, in customary form mutually agreeable to the Parties hereto, to effectuate the assignment and assumption of the Assumed Contracts;

          (d)   transfer and assignment documents, in customary form mutually agreeable to the Parties hereto, to effectuate the transfer of all of the outstanding equity of the Licensees to GS Holdings (and from GS Holdings to New Globalstar);

          (e)   a duly executed Agreement of Transfer signed by the Globalstar Entities;

          (f)    a duly executed Amended and Restated New Globalstar LLC Agreement in the form of Exhibit 2.2(d) signed by each Debtor; and

          (g)   a duly executed Amended and Restated GS Holdings LLC Agreement in the form of Exhibit 2.2(e) signed by each Debtor.

        Section 10.3    Thermo's Contribution Date Deliveries.    In addition to the other things required to be done hereby, on the Contribution Date, Thermo shall deliver, or cause to be delivered, the following:

          (a)   copies of authorizing resolutions of each Acquiror, or similar enabling document, authorizing the execution, delivery, and performance hereof by each Acquiror, and certificates of each entity's secretary or assistant secretary, dated as of the Contribution Date, that such resolutions were duly adopted and are in full force and effect;

          (b)   a duly executed GS Holdings LLC Agreement, executed by Thermo;

          (c)   a duly executed New Globalstar LLC Agreement, executed by Thermo and GS Holdings;

          (d)   a duly executed Globalstar Leasing LLC Agreement, executed by New Globalstar and Thermo;

          (e)   a duly executed Management Agreement, executed by Thermo and New Globalstar;

          (f)    a duly executed Globalstar Lease Agreement executed by New Globalstar and Globalstar Leasing; and

          (g)   a duly executed Amended and Restated DIP Loan Agreement executed by Thermo, New Globalstar, GS Holdings and Globalstar Leasing.

        Section 10.4    Thermo's Deliveries at Interest Acquisition.    In addition to the other things required to be done hereby, at the Interest Acquisition, Thermo shall deliver, or cause to be delivered, the following:

          (a)   certificates each dated the Interest Acquisition Date and validly executed on behalf of each Acquiror to the effect that the conditions set forth in Section 8.2(a) have been satisfied;

          (b)   a duly executed Agreement of Transfer signed by Thermo;

          (c)   Thermo's additional contribution to New Globalstar described in Section 2.2;

          (d)   a duly executed Amended and Restated New Globalstar LLC Agreement in the form of Exhibit 2.2(d) signed by Thermo and GS Holdings;

          (e)   a duly executed Amended and Restated GS Holdings LLC Agreement in the form of Exhibit 2.2(e) signed by Thermo; and

          (f)    a duly executed Amended and Restated Globalstar Leasing LLC Agreement in the form of Exhibit 2.2(f) signed by Thermo and New Globalstar

        Section 10.5    Required Documents.    All documents to be delivered by the Globalstar Entities, or to be entered into by the Parties necessary to carry out the Contemplated Transactions or contemplated by the terms of this Agreement shall be reasonably satisfactory in form and substance to Thermo, and all documents to be delivered by the Acquirors necessary to carry out the Contemplated Transactions or to be entered into by the Parties necessary to carry out the Contemplated Transactions shall be reasonably satisfactory in form and substance to the Globalstar Entities.

ARTICLE XI
GENERAL PROVISIONS

        Section 11.1    Notices.    All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of three (3) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties at the following addresses (or such other address for a party hereto as shall be specified by like notice):

          (a)   If to any Acquiror, to:

      644 Governor Nicholls Street
      New Orleans, Louisiana 70116
      Attention: James Monroe III
      Facsimile: 504-585-1393

      with a copy, which shall not constitute notice, to:

      Taft, Stettinius & Hollister LLP
      425 Walnut Street, Suite 1800
      Cincinnati, Ohio 45202
      Attention: Gerald S. Greenberg, Esq.
      Facsimile: 513-381-0205

          (b)   If to any Globalstar Entity, to:

      Globalstar, L.P.
      3200 Zanker Road
      San Jose, California 95134
      Attention: William Adler, Esq.
      Facsimile: 408-933-4950

      with copies, which shall not constitute notice, to:

      Jones Day
      222 East 41st Street
      New York, New York 10017
      Attention: Paul D. Leake, Esq.
      Facsimile: 212-755-7306

      and

      Akin Gump Strauss Hauer & Feld LLP
      590 Madison Avenue
      New York, New York 10022
      Attention: Stephen B. Kuhn, Esq. and Daniel H. Golden, Esq.
      Facsimile: 212-872-1002

        Section 11.2    Descriptive Headings; Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase "including" shall be deemed to mean "including, without limitation," whether or not expressly stated herein. References to any business "as presently conducted" shall refer to the conduct of such business over the twelve (12) months prior to the date hereof.

        Section 11.3    Entire Agreement; Assignment.    This Agreement (including the Schedules and Exhibits, the Globalstar Disclosure Schedule, the Acquiror Disclosure Schedule, the Confidentiality Agreement, the GS Holdings LLC Agreement, the New Globalstar LLC Agreement (as amended and restated as contemplated herein), the Globalstar Leasing LLC Agreement, the Globalstar Lease Agreement, the Management Agreement, and the other documents and instruments referred to herein) (a) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between or among the Parties hereto, with respect to the subject matter hereof, including any transaction between or among the Parties hereto (but not including the Sale Order), and (b) shall not be assigned by operation of law or otherwise; provided, however, that Thermo may assign its rights and obligations hereunder to one or more Affiliates of Thermo, but Thermo shall not be relieved of its obligations hereunder as a result of such assignment.

        Section 11.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State by residents of such State.

        Section 11.5    Venue and Retention of Jurisdiction.    The Parties hereto agree that the Bankruptcy Court shall have exclusive jurisdiction over all disputes and other matters relating to (a) the interpretation and enforcement of this Agreement or any ancillary document executed pursuant hereto; and (b) the Assets and Assumed Liabilities, and the Parties expressly consent to and agree not to contest such exclusive jurisdiction. All Actions brought, arising out of, or related to the Contemplated Transactions shall be brought in the Bankruptcy Court, and the Bankruptcy Court shall retain jurisdiction to determine any and all such Actions.

        Section 11.6    Expenses.    Except as otherwise provided herein, whether or not the actions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses. On the Interest Acquisition Date, all documented legal, accounting and other third party expenses (excluding financial advisory fees, if any) incurred by Thermo or its Affiliates in connection with this Agreement or the Contemplated Transactions shall be paid by New Globalstar.

        Section 11.7    Amendment.    This Agreement may not be amended, except by an instrument in writing signed on behalf of all Parties hereto.

        Section 11.9    Waiver.    At any time prior to the Interest Acquisition Date, the Parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party hereto.

        Section 11.10    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of an original, manually executed counterpart of this Agreement.

        Section 11.11    Severability; Validity; Parties in Interest.    If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

        Section 11.12    Enforcement of Agreement.    The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to equitable relief, including a temporary restraining order and an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to all other remedies available at law or in equity.

        Section 11.13    No Third-Party Beneficiaries.    (a) The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right. Without limiting the foregoing, no provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee of a Globalstar Entity or any other Persons (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Agreement shall create such third-party beneficiary rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any compensation or benefit plan.

        Section 11.14    Non-survival of Representations, Warranties and Agreements.    All representations, warranties and (except as set forth in the following sentence) covenants set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith shall terminate at the earlier of (a) the Interest Acquisition Date and (b) termination of this Agreement in accordance with

Article IX hereof, unless otherwise expressly specified by their terms. Only those covenants that by their express terms contemplate actions to be taken or obligations in effect after the Interest Acquisition Date or termination of this Agreement, as the case may be, shall survive in accordance with their terms and to the extent so contemplated.

        Section 11.15    Public Announcements.    Subject to the requirements of the Bankruptcy Code and other applicable Law, no Party shall make any public announcement relating to the Contemplated Transactions without the prior approval of Globalstar and Thermo; provided however that Globalstar shall be allowed to make such public filings with the SEC as it deems necessary or appropriate (in the exercise of its reasonable discretion) pursuant to the Exchange Act.

        Section 11.16    FCC Related Requirements of Law.    The Parties acknowledge that the effectiveness of certain provisions set forth in this Agreement and in the other agreements and documents referred to herein may be subject to prior FCC approval and, to the extent such FCC approval is required, notwithstanding any other provision in this Agreement or other agreement or document referred to herein to the contrary, such provisions shall not be effective until such FCC approval is obtained.

        Section 11.17    Utilization of Wind Down Funds.    Except as expressly provided in Sections 2.2(g) and 6.8, the Globalstar Entities shall not be obligated to utilize any portion of the Wind Down Funds (as defined in the DIP Loan) to satisfy any claims by any Party under this Agreement or any other agreement, document or instrument referred to herein or entered into in connection with the Contemplated Transactions.

ARTICLE XII
DEFINITIONS

        Section 12.1    Defined Terms.    As used herein, the terms below shall have the following meanings.

        "Acquirors" means GS Holdings, New Globalstar, Globalstar Leasing, and Thermo.

        "Acquiror Disclosure Schedule" has the meaning set forth in Article IV.

        "Acquiror Material Adverse Effect" means any change, effect, event or condition that has prevented or materially delayed or could reasonably be expected to prevent or materially delay any Acquiror's ability to consummate the Contemplated Transactions.

        "Action" means any claim, suit, action, arbitration, inquiry, proceeding, investigation, charge or complaint.

        "Affiliate" (and, with a correlative meaning, "affiliated") means, with respect to any Person, any direct or indirect Subsidiary of such Person, and any other Person that, directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person, and, if such a Person is an individual, any member of the immediate Family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        "Agreement" has the meaning set forth in the Preamble.

        "Agreement of Transfer" has the meaning set forth in Section 2.2(b).

        "Allowed Cure Claim" has the meaning set forth in Section 6.5.

        "Assets" has the meaning set forth in Section 1.2.

        "Assignment Agreement" means a bill of sale, assignment and assumption agreement in such form as may be agreed to by Thermo, New Globalstar and the Globalstar Entities.

        "Assumed Contracts" means all contracts and leases to which any Globalstar Entity is a party that are not listed on Exhibit 1.3(a) as of the Interest Acquisition Date.

        "Assumed Liabilities" has the meaning set forth in Section 1.4.

        "Assumed Trade Accounts" has the meaning set forth in Section 1.4(b).

        "Assumption Order Date" has the meaning set forth in Section 6.5.

        "Avoidance Actions" has the meaning set forth in Section 1.3(b).

        "Bankruptcy Code" has the meaning set forth in the Preamble.

        "Bankruptcy Court" has the meaning set forth in the Preamble and, with respect to an appeal from any order or determination of the Bankruptcy Court, any court having jurisdiction over such appeal.

        "Bankruptcy Professionals" means those professional persons retained by the Debtors or the Committee upon approval of the Bankruptcy Court pursuant to Sections 327 or 1103 of the Bankruptcy Code.

        "Big Leo License" means the license issued by the FCC to Loral/QUALCOMM Partnership, L.P., and currently held by L/Q Licensee, Inc., to provide mobile satellite services in the 1610-1626.5/2483.5-2500 MHz bands.

        "Business Day" means any day that is not a Saturday, Sunday, or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

        "Business Employees" has the meaning set forth in Section 5.7(a).

        "Cash" has the meaning set forth in Section 1.3(e).

        "Chapter 11 Case" has the meaning set forth in the Preamble.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Committee" has the meaning set forth in the first paragraph of this Agreement.

        "Confidentiality Agreement" has the meaning set forth in Section 5.2.

        "Contemplated Transactions" means the transactions contemplated by Article II or other provisions of this Agreement.

        "Contracts" has the meaning set forth in Section 1.2(d).

        "Contribution Date" has the meaning set forth in Section 2.1.

        "Contribution Date Transactions" has the meaning set forth in Section 2.1.

        "Copyright Licenses" means any written agreement naming any Globalstar Entity as licensor or licensee granting any right under any Copyright, including the grant of rights to copy, publicly perform, create derivative works, manufacture, distribute, exploit and sell material derived from any Copyright.

        "Copyrights" means (i) all copyrights arising under the Laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof and (ii) the right to obtain all renewals thereof.

        "Deferred Assets" has the meaning set forth in Section 6.4.

        "Debtors" has the meaning set forth in the Recitals.

        "DHS" has the meaning set forth in Section 3.3(b).

        "DIP Lender" means ICO Investment Corp. in its capacity as lender under the DIP Loan.

        "DIP Loan" means the Secured Super-Priority Debtor in Possession Credit Agreement dated as of May 19, 2003 among Globalstar as Borrower, the other Debtors as Guarantors, and the DIP Lender, as amended and restated on the Contribution Date as contemplated herein and as it may be further amended, restated or supplemented from time to time.

        "DoD" has the meaning set forth in Section 3.3(b).

        "DoJ" has the meaning set forth in Section 3.3(b).

        "Employee Retention Plan" has the meaning set forth in Section 1.4(d).

        "Employee Severance Plan" has the meaning set forth in Section 1.4(c).

        "Exchange Act" has the meaning set forth in Section 3.3(b).

        "Excluded Assets" has the meaning set forth in Section 1.3.

        "Excluded Liabilities" has the meaning set forth in Section 1.5.

        "Expense Reimbursement" has the meaning set forth in Section 9.5(b).

        "FCC" means the Federal Communications Commission.

        "FBI" has the meaning set forth in Section 3.3(b).

        "Gateway Assets" means all real property, plant, antennas, equipment, contract rights and other assets owned or used by the Globalstar Entities in connection with the on-ground operations of the satellite network, whether or not such assets are in the possession of the Globalstar Entities, and including without limitation (i) all contractual rights with independent service providers for the operation of gateways and (ii) any undeployed gateways and all assets related thereto, and all rights associated with the foregoing.

        "Globalstar" has the meaning set forth in the Preamble.

        "Globalstar Disclosure Schedule" has the meaning set forth in Article III.

        "Globalstar Entities" has the meaning set forth in the Preamble.

        "Globalstar FCC Licenses" means the FCC licenses issued to Globalstar, Loral/QUALCOMM Partnership, L.P. or any of their respective Subsidiaries by the FCC.

        "Globalstar Governmental Licenses" means all Governmental Licenses in which any Globalstar Entity has any rights or which are otherwise used in the operation of the business of the Globalstar Entities, including without limitation all Governmental Licenses owned by Loral, QUALCOMM, the GP Debtors, or other third parties which are, or have been at any time, used or claimed for use by any Globalstar Entity, together with any renewals, extensions or modifications thereof and any additions thereto existing as of the Interest Acquisition Date.

        "Globalstar Foreign Licenses" has the meaning set forth in Section 3.18.

        "Globalstar Leasing" means Globalstar Leasing, LLC, a Delaware limited liability company.

        "Globalstar Leasing LLC Agreement" has the meaning set forth in Section 2.1(e).

        "Globalstar Lease Agreement" has the meaning set forth in Section 2.1(g).

        "Globalstar Material Adverse Effect" means any change, effect, event or condition that has had or could reasonably be expected to have a material adverse effect on (i) the Assets, the Assumed Liabilities, or the operations of Globalstar and its Subsidiaries, taken as a whole, or (ii) the ability of the Globalstar Entities to consummate the Contemplated Transactions; provided, however, that the loss of satellite availability shall not constitute a Globalstar Material Adverse Effect unless, following the date of this Agreement, (A) two additional satellites in Globalstar's satellite constellation shall have been declared "failed" in addition to the existing four satellites that have been declared "failed" or (B) at any time, for a continuous period of 60 calendar days or more there shall have been fewer than 39 Qualifying Satellites in Globalstar's satellite constellation.

        "Globalstar Representatives" has the meaning set forth in Section 6.2(b).

        "Governmental Entity" means any domestic or foreign governmental or regulatory authority, including any department, commission, board, bureau, agency or instrumentality of such authority or any court or tribunal.

        "Governmental Licenses" means licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations from Governmental Authorities, including, without limitation, State PUCs, the FCC, and all foreign or international Governmental Authorities regulating telecommunications or satellites.

        "GP Debtors" means LGP (Bermuda) Ltd., Loral QUALCOMM Partnership, L.P., Loral QUALCOMM Satellite Services, L.P., and Loral General Partner, Inc.

        "GS Holdings" has the meaning set forth in the Preamble.

        "GS Holdings LLC Agreement" has the meaning set forth in Section 2.1(b).

        "Handset Inventory" means all telephone handsets, fixed asset units, and car kits (and all other assets and materials related thereto) owned by the Globalstar Entities and all rights of the Globalstar Entities related thereto.

        "HSR Act" has the meaning set forth in Section 3.3(b).

        "Initial Thermo Contributions" means collectively, the Initial GS Holdings Contribution, the Initial New Globalstar Contribution and the Initial Globalstar Leasing Contribution.

        "Intellectual Property" means, collectively, all rights, priorities and privileges of any Globalstar Entity relating to intellectual property, whether arising under United States, multinational or foreign Laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks,

Trademark Licenses and trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

        "Interest Acquisition" has the meaning set forth in Section 2.2.

        "Interest Acquisition Date" has the meaning set forth in Section 2.2.

        "Interim Budget" has the meaning set forth in Section 5.11.

        "IRS" means the Internal Revenue Service.

        "Jefferies" has the meaning set forth in Section 3.9.

        "Jefferies Agreement" means the letter agreement among Jefferies, the Ad Hoc Committee of Bondholders of Globalstar, L.P. and Globalstar, L.P. dated April 9, 2002, as thereafter amended or modified.

        "Knowledge" means, with respect to any entity, the actual knowledge of such entity's executive officers.

        "Law" means any domestic or foreign statute, rule, regulation or other legal requirement.

        "Lease Assignments" has the meaning set forth in Section 10.2(b).

        "Leased Assets" means all depreciable Assets, whether or not placed in service, including without limitation all depreciable Gateway Assets, equipment, furniture and fixtures, improvements and Satellites.

        "Legal Proceeding" means any Action pending at law or in equity before any Governmental Entity or arbitral body.

        "Licensees" has the meaning set forth in the first paragraph of this Agreement.

        "Liens" means any and all liens, claims, encumbrances or other interests of any kind or nature whatsoever.

        "Loral" means Loral Space and Communications Ltd, a Bermuda company, together with its Affiliates.

        "Loral Pension Plan" means the Retirement Plan of Space Systems/Loral.

        "Losses" means any and all damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

        "Management Agreement" has the meaning set forth in Section 2.1(f).

        "Material Contracts" has the meaning set forth in Section 3.14.

        "New Globalstar" has the meaning set forth in the Preamble.

        "New Globalstar LLC Agreement" has the meaning set forth in Section 2.1(d).

        "Non-Solicitation Period" has the meaning set forth in Section 5.8.

        "Parties" means the Acquirors, the Globalstar Entities and the Committee, and "Party" means any one of them.

        "Patent Licenses" means all agreements, whether written or oral, providing for the grant by or to any Globalstar Entity of any right to manufacture, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

        "Patents" means (i) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and (iii) all rights to obtain any reissues or extensions of the foregoing.

        "Permitted Liens" do not include Liens that are discharged or released as against the Assets as a result of the Sale Order and means, with respect to Liens not so discharged, (i) Liens created pursuant to the DIP Loan; (ii) purchase money Liens upon or in any property acquired after the filing of the Chapter 11 Cases by any of the Debtors in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (iii) any Lien securing the renewal, extension or refunding of any indebtedness or other obligation secured by any Lien permitted by the foregoing clause (ii) without any increase in the amount secured thereby or in the assets subject to such Lien; (iv) Liens (but in the case of the Debtors, only postpetition Liens) arising by operation of Law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by any of Debtors in the ordinary course of business which secure its obligations to such Person; (v) Liens (but in the case of the Debtors, only postpetition Liens) securing taxes, assessments or governmental charges or levies; (vi) Liens (but in the case of the Debtors, only postpetition Liens) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits; (vii) Liens (but in the case of the Debtors, only postpetition Liens) securing the performance of statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, and judgment liens; (viii) zoning restrictions, easements, licenses Liens (but, in the case of the Debtors, only postpetition licenses), reservations (but, in the case of the Debtors, only postpetition reservations) and similar restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of the property or assets of the Debtors or impair, in any manner, the use of such property for the purposes for which such property is held by the Debtors; (ix) Liens created by GS Holdings or New Globalstar and (x) Liens securing Assumed Liabilities; excluding, in each of clauses (i) through (x), any Liens discharged or released as against the Assets as a result of the Sale Order. Nothing in this definition is intended to limit the scope of the Sale Order with respect to the discharge and release of Liens.

        "Person" means any natural person, firm, partnership, limited liability company, association, corporation, trust, business trust or other entity.

        "Petitions" has the meaning set forth in the Recitals.

        "Petition Date" means February 15, 2002, the date on which the Debtors commenced the Chapter 11 Case.

        "Plan" has the meaning set forth in Section 6.7.

        "Plan Effective Date" has the meaning set forth in Section 6.8.

        "Property Taxes" means real, personal and intangible ad valorem property taxes.

        "QUALCOMM" means QUALCOMM Incorporated, together with its Affiliates.

        "Qualifying Satellite" means a Satellite that either is in-service or an in-orbit spare capable of being placed in-service.

        "Real Property" means real property, together with all structures (surface and subsurface), facilities, improvements, fixtures, systems, attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to any of the foregoing.

        "Regulatory Approvals" means all consents, waivers, approvals, certificates and other authorizations required to be obtained from any Governmental Entity, including without limitation the FCC, DoD, DHS, FBI and DoJ, asserting jurisdiction over New Globalstar, Thermo, the Globalstar Entities or one of their Subsidiaries or the Assets, that are required in order to consummate the Contemplated Transactions, and/or for New Globalstar and Thermo to operate the businesses of the Globalstar Entities following the Interest Acquisition Date.

        "Rejected Contract" has the meaning set forth in Section 1.6.

        "Retainee Notice" has the meaning set forth in Section 5.7(a).

        "Sale Order" means the order of the Bankruptcy Court entered on December 2, 2003, approving the Contemplated Transactions, as it may be amended from time to time with the prior written consent of Thermo.

        "Satellites" means all rights to all satellites owned or used by the Globalstar Entities, including without limitation all satellites in-orbit and all grounded or spare satellites, whether or not fully constructed and including all raw materials and work-in-process related to the construction of any satellites.

        "SEC" has the meaning set forth in Section 3.4.

        "SEC Filings" means all forms, reports and documents filed by Globalstar with the SEC between January 1, 2002 and the Contribution Date, in each case under Section 13 of the Exchange Act and the rules and regulations promulgated thereunder.

        "Seller Entities" means the Globalstar Entities and their direct and indirect Subsidiaries.

        "Single Member LLCs" means Globalstar C, LLC, a Delaware limited liability company, and GSSI LLC, a Delaware limited liability company.

        "State PUCs" means state and local public service and public utilities commissions or franchise authorities or similar regulatory agencies in each applicable jurisdiction.

        "Subsidiary" when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; provided, however, that GS Holdings, New Globalstar, and Globalstar Leasing shall not be deemed to be Subsidiaries of any Globalstar Entity.

        "Taxes" means all United States federal, state and local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), excluding Transfer Taxes, and including any interest, additions to tax, or penalties applicable thereto.

        "Tax Returns" or "Returns" means all United States federal, state and local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax Returns relating to Taxes.

        "Thermo" has the meaning set forth in the Preamble.

        "Thermo Note" has the meaning set forth in Section 5.10(a).

        "Trademark License" means any agreement, whether written or oral, providing for the grant by or to any Globalstar Entity of any right to use any Trademarks.

        "Trademarks" means (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

        "Transferred Employee" has the meaning set forth in Section 5.7(b).

        "Wind Up Funds" means $7.5 million in Cash, to be used by the Debtors to confirm and consummate a plan of reorganization for the Debtors, and otherwise wind up the Debtors' bankruptcy estates (but not to be used for investigating or prosecuting Avoidance Actions or objecting to proofs of claims filed in the Chapter 11 Case except for those claims proofs of which have not been filed prior to the Interest Acquisition Date), generally as described on the budget attached as Exhibit 12 hereto.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on their behalf, by their officers thereunto duly authorized, as of the date first above written.

GLOBALSTAR, L.P.
By:	/s/ ANTHONY J. NAVARRA
	Name:	Anthony J. Navarra
	Title:	President
GLOBALSTAR CAPITAL CORPORATION
By:	/s/ ANTHONY J. NAVARRA
	Name:	Anthony J. Navarra
	Title:	President
GLOBALSTAR SERVICES COMPANY, INC.
By:	/s/ ANTHONY J. NAVARRA
	Name:	Anthony J. Navarra
	Title:	President
GLOBALSTAR, L.L.C.
By:	/s/ ANTHONY J. NAVARRA
	Name:	Anthony J. Navarra
	Title:	President
GLOBALSTAR CORPORATION
By:	/s/ DANIEL P. McENTEE
	Name:	Daniel P. McEntee
	Title:	Treasurer
GLOBALSTAR SATELLITE SERVICES, INC.
By:	/s/ DANIEL P. McENTEE
	Name:	Daniel P. McEntee
	Title:	Treasurer
GLOBALSTAR USA, LLC
By:	/s/ DANIEL P. McENTEE
	Name:	Daniel P. McEntee
	Title:	Treasurer
GLOBALSTAR CARIBBEAN LTD.
By:	/s/ DANIEL P. McENTEE
	Name:	Daniel P. McEntee
	Title:	Treasurer
THERMO CAPITAL PARTNERS, L.L.C.
By:	/s/ JAMES F. LYNCH
	Name:	James F. Lynch
	Title:	Manager

GLOBALSTAR HOLDINGS LLC
By:	/s/ WILLIAM F. ADLER
	Name:	William F. Adler
	Title:	Secretary
NEW OPERATING GLOBALSTAR LLC
By:	/s/ WILLIAM F. ADLER
	Name:	William F. Adler
	Title:	VP—Legal and Regulatory
GLOBALSTAR LEASING LLC
By:	/s/ WILLIAM F. ADLER
	Name:	William F. Adler
	Title:	Secretary
OFFICIAL COMMITTEE OF UNSECURED CREDITORS
By:	Akin Gump Strauss Hauer & Feld LLP, as Counsel
By:	/s/ DANIEL GOLDEN, AKIN GUMP STRAUSS HAUER & FELD LLP
	Name:	Daniel Golden
	Title:	Partner

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  Exhibit 10.11
ASSET CONTRIBUTION AGREEMENT BY AND AMONG GLOBALSTAR, L.P. NEW OPERATING GLOBALSTAR LLC THERMO CAPITAL PARTNERS, L.L.C. AND CERTAIN OF THEIR AFFILIATES December 5, 2003